UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.             )

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☐    Soliciting Material Pursuant to §240.14a-12

DOMTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Domtar Corporation 234 Kingsley Park Drive Fort Mill, SC, 29715

March 25, 2021

Dear Fellow Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Domtar Corporation, to be held online through a virtual conference at www.meetingcenter.io/289149592 on May 5, 2021 at 7:45 a.m. (ET). Due to the ongoing public health impact of COVID-19 and in order to protect our stockholders, directors, employees and others, and to align with meeting and travel restrictions, we will be holding our annual meeting online again this year. You will be able to attend and participate in the annual meeting by listening to the meeting live, submitting questions and voting your shares.

The Notice of Internet Availability of proxy materials provides you with the information on how to access the proxy materials and obtain the details of the business to be conducted at the meeting.

Whether or not you are able to attend the online meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy or voting instruction card by telephone or by Internet or, if you have requested to receive a paper copy of the proxy materials, by completing, signing, dating and returning your proxy form in the enclosed envelope. You will find the proxy card or voting instruction card by accessing the Internet websites mentioned on the Notice of Internet Availability and by following the instructions thereon.

Domtar’s annual report for 2020 is available by Internet or by mail in accordance with the instructions found on the Notice of Internet Availability, and we urge you to read it carefully.

We are honored that you are an owner of Domtar shares, and eager to tell you about our past year and our exciting opportunities ahead.

The past year has been an important transitional period in Domtar’s history. The challenges associated with the global pandemic and its impact on the economy, and on Domtar, were unmatched in recent history. Throughout this time, however, Domtar stayed true to the Company’s values of agility, innovation and caring. We adapted and took important steps to optimize our operations, improve our processes and advance our strategic initiatives to position Domtar for a sustainable and successful future.

Our well-defined strategy and strong foundation enabled us to make meaningful progress on our strategic initiatives in unusual circumstances. Shortly after the end of the year, we concluded the sale of our Personal Care business following a thorough review of strategic alternatives. We launched our entry to the containerboard market and to becoming a long-term strategic supplier to the packaging industry with the conversion of our Kingsport,Tennessee mill, with a startup expected in 2022. We also announced a $200 million cost reduction program, which we remain on track to realize by the end of 2021. These initiatives reinforce our focus on building an industry-leading Paper, Pulp and Packaging company to deliver long-term shareholder value and will lead to a more focused and synergistic business portfolio that will position Domtar for long-term success.

2020 Financial Performance

We generated a net loss of $127 million ($2.29 per share) and EBITDA before items(1) of $297 million for year 2020. We generated $411 million of operating cash flow and $236 million of free cash flow(1).

In Paper, we reduced production and inventories by idling nearly 40% of our capacity during the second quarter. This translated into a permanent reduction of 25% to our corporate-wide paper capacity by year-end. In parallel, we activated our paper transition strategy, which provided us with ready options – supported by rigorous feasibility studies – to realize growth potential in adjacent markets, and we announced in August our entry into the packaging business commencing with the conversion of our Kingsport, Tennessee mill to produce containerboard.

In Pulp, we grew volume by 7% in 2020 by converted paper to pulp capacity, also identified in our transition strategy as an attractive use of existing assets. Key end-use markets in tissue, towel and personal care experienced robust demand throughout the year, resulting in strong order books. Despite a persistent trough in the global pricing cycle, the business remained cash flow positive throughout this difficult period as we maintained our focus on customer mix and differentiating our value proposition to improve margins.

2020 Stockholder Engagement

Like most other organizations, throughout 2020, Domtar had to manage and navigate the risks posed by the COVID-19 pandemic. We have faced the challenges by embracing new ways of working and decisively taking actions to serve our customers, while caring for the health and safety of our employees. We took various actions to maintain our financial flexibility, and we announced several key strategic initiatives, including a significant cost savings program, capacity reduction, asset repurposing, and agreeing to sell our Personal Care business. We are confident that these actions will position Domtar for a sustainable and successful future and enhance value for all our stakeholders.

Our relationship with our stockholders is an integral part of our success. We value your support and are committed to keeping an open dialogue. Consulting with you helps us to better understand your priorities and perspectives. We have benefited over the years from your feedback on our business strategy, executive compensation program, corporate governance, and sustainability initiatives.

As in previous years, in addition to regular engagements by our Investor Relations team, and in line with our commitment to effectively engage with our stockholders on an ongoing basis, we reached out to our investors seeking their feedback. Specifically, we contacted our 50 largest stockholders representing approximately 74% of our outstanding shares. Some of these stockholders chose not to have discussions with us, but the discussions we did hold reflected broad-based support for our programs and initiatives.

Our Board of Directors and its Human Resources Committee have carefully considered the engagement feedback and, in light of the solid alignment of Domtar’s executive compensation program with its business strategy and market practices, did not make any significant changes to our executive compensation plan design.

Sustainability

At Domtar, sustainability is a core value rooted in responsibility, efficiency and engagement. It drives us to foster innovation, reduce risks, enhance brand reputation, maximize business success and grow stockholder value.

Because our future is rooted in sustainable forestry, we partner with NGO’s, such as the World Wildlife Fund and the Rainforest Alliance, to conserve biodiversity and to ensure transparency in our sustainability progress and goals. We empower landowners to ensure the health of forestlands through sustainable forest management, and we align supply chain operations with our sustainability priorities.

We strive to continually minimize the environmental impact of our activities by reducing waste, water use, and greenhouse gas emissions. We couple that with efficient utilization of renewable energy resources to power our mills, and we reuse or recycle byproducts from the manufacture of our fiber-based products.

Additionally, we invest in our communities to enhance health and wellness, literacy and sustainability, both financially and by engaging employees in meaningful volunteer opportunities.

Domtar’s sustainability culture is reinforced through the guidance of our cross-functional Sustainability Committee, which informs our Board of Directors. This committee brings together leaders from governance, product development, manufacturing, supply chain, sales, investors relations and communications to develop a longer-term view of how our operations and products are connected to emerging opportunities and risks in the world around us.

In today’s world, the terms sustainability, corporate social responsibility (CSR) and Environmental, Social and Governance (ESG) factors are used interchangeably to describe how a company manages risks and opportunities and drives value for stakeholders in the face of complicated environmental and socioeconomic challenges. Addressing, tracking and reporting on these factors is not required, but Domtar chooses to voluntarily share our progress at integrating ESG factors into our long-term business strategies. We believe this helps us drive operational excellence, resiliency and our ability to serve our stakeholders and society through good corporate governance.

Conclusion

We value your support and are committed to keeping an open dialogue with our stockholders. Please reach out with any questions on these matters c/o Domtar Assistant Corporate Secretary, at the following email address: josee.mireault@domtar.com.

Sincerely,

Robert E. Apple	John D. Williams
Chairman of the Board	President and Chief Executive Officer

(1)	EBITDA before items and free cash flow are non-GAAP financial measures. Please refer to the Reconciliation of non-GAAP Measures on page 64 of this Proxy Statement.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF DOMTAR CORPORATION

Time:	Wednesday, May 5, 2021, 7:45 a.m. (ET)

Place:	There will be no in-person Annual Meeting. The meeting will be held virtually over the internet

Meeting Access:	Virtual Stockholder Meeting: www.meetingcenter.io/289149592

Meeting password: UFS2021

Please refer to the “Important Information About the Annual Meeting” section below for further information on accessing the meeting.

Proposals:	Stockholders will be asked to vote on the following matters:

1.	The election of the seven members of our Board of Directors;

2.	The approval, by a non-binding advisory vote, of the compensation paid by the Corporation to its Named Executive Officers;

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2021 fiscal year; and

4.	The transaction of any other business that may properly be brought before the annual meeting.

Who Can Vote:	The record date for the annual meeting is March 8, 2021. The only securities eligible to be voted at the annual meeting are the Corporation’s common stock.

By Order of the Board of Directors

Razvan L. Theodoru

Vice-President, Corporate Law and Secretary

Fort Mill, South Carolina

March 25, 2021

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on May 5, 2021:

The proxy statement and our 2020 annual report are available at http://www.edocumentview.com/ufs.

TABLE

OF CONTENTS

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the Corporation’s 2020 performance, please review the Corporation’s Annual Report on Form 10-K.

2021 Annual Meeting of Stockholders

Date and Time	Wednesday, May 5, 2021, 7:45 a.m. (ET)

Place	There will be no in-person Annual Meeting. The meeting will be held virtually over the internet

Meeting Access	Virtual Stockholder Meeting www.meetingcenter.io/289149592

Meeting password: UFS2021

Please refer to the “Important Information About the Annual Meeting” section below for further information on accessing the meeting.

Record Date	March 8, 2021

Voting Matters and Board Recommendations

Voting Matters	Board Recommendation	Page Number

1- Election of seven Directors	FOR each Director Nominee	7

2- Advisory Vote to Approve Executive Compensation	FOR	57

3- Ratification of Auditors	FOR	62

Important Dates for 2022 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in our 2022 proxy statement pursuant to SEC Rule 14a-8 must be received by us by November 25, 2021.

Notice of stockholder proposals to be raised from the floor of the 2022 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be received by us by February 4, 2022.

2021 PROXY STATEMENT

IMPORTANT INFORMATION ABOUT

ANNUAL MEETING AND PROXY PROCEDURES

The Board of Directors is soliciting proxies to be used at the online annual meeting of stockholders to be held on Wednesday, May 5, 2021, beginning at 7:45 a.m. (ET). This proxy statement and the accompanying materials are being made available to stockholders beginning on or about March 25, 2021.

Unless the context otherwise requires, in this proxy statement (i) “Corporation”, “Company”, “Domtar”, “we”, “us” and “our”, mean Domtar Corporation, a Delaware corporation, and, unless the context requires otherwise, its subsidiaries; (ii) “our Board” or “the Board” means the Board of Directors of the Corporation; (iii) “our common stock” means the common stock of the Corporation; (iv) “stockholders” means holders of our common stock; and (v) all dollar references herein are to U.S. dollars, unless otherwise indicated.

Q:	What is the Notice of Internet Availability, and why did I not receive a full set of proxy materials?

A:

Notice and Access Rules adopted by the Securities and Exchange Commission, or the “SEC”, allow companies to choose the method for delivering proxy materials to stockholders. We have elected this year to use the Notice and Access Rules and therefore to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability”) instead of sending a full set of proxy materials in the mail to each of our stockholders. This Notice of Internet Availability will be mailed to our stockholders approximately on March 25, 2021, and our proxy materials will be posted on our corporate website www.domtar.com/en/annual-meeting, the website referenced in the Notice of Internet Availability and on www.edocumentview.com/ufs on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our stockholders and lowers the cost of the annual meeting. If you are a stockholder and would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting copies.

Q:	Who may vote at the annual meeting?

A:

Our Board has established the record date for the annual meeting as close of business on March 8, 2021. This proxy statement and the accompanying materials are being made available to holders of our common stock on the record date.

The only securities eligible to be voted at the annual meeting are shares of our common stock. You may vote all of the shares of our common stock that you owned on the record date. Each share of our common stock entitles you to one vote on each of the seven director nominees and one vote on each of the other matters presented at the meeting. On the record date, we had 50,234,340 shares of common stock outstanding.

Q:	What proposals will be voted on at the annual meeting?

A:	At the annual meeting, stockholders will act upon the following matters:

1.	The election of the seven members of our Board of Directors;

2.	The approval, by a non-binding advisory vote, of the compensation paid by the Corporation to its Named Executive Officers;

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2021 fiscal year; and

4.	The transaction of any other business that may properly be brought before the annual meeting.

Our senior management also will answer questions received from stockholders.

Q:	How does the Board recommend I vote?

A:	Our Board unanimously recommends that you vote “FOR” proposals 1, 2 and 3. Please see the information included in this proxy statement relating to each proposal.

2021 PROXY STATEMENT

Q:	What happens if additional matters are presented at the annual meeting?

A:

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. However, if you grant a proxy with respect to shares of our common stock, the persons named as proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our by-laws.

Q:	What vote is required to approve each proposal?

A:	Each share of our common stock is entitled to one vote on each of seven director nominees and one vote on each of the other matters presented at the meeting.

With respect to Item 1, generally director nominees must receive a majority of the votes cast (the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee) in order to be elected or they will be subject to the resignation process described below.

The adoption of Item 2 “Advisory Vote to Approve Named Executive Compensation” and Item 3 “Ratification of Appointment of Independent Registered Public Accounting Firm” requires the affirmative vote of a majority of the shares present in person or represented by proxy.

Q:	What if a director nominee does not receive a majority of the votes cast?

A:

In accordance with our Corporate Governance Guidelines, the Board will nominate for re-election as a director only candidates who agree to tender an irrevocable, contingent resignation that shall become effective only upon (i) the director’s failure to receive a majority of the votes cast in an uncontested election of directors, and (ii) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following the vote, the Nominating and Corporate Governance Committee will determine whether to accept the director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. The Board will promptly disclose publicly its determination whether to accept the director’s resignation. No director may participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept such director’s resignation.

Q:	What is the difference between a “stockholder of record” and a “beneficial” holder?

A:

These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Computershare Trust Company, N.A., our transfer agent, you are a “stockholder of record.” If you hold your shares through a brokerage firm, bank, trust company or other nominee, you are a “beneficial” or “street name” holder.

Q:	What do I need to attend the annual meeting online?

A:

The annual meeting will once again this year be held entirely online due to the ongoing public health impact of COVID-19. You will not be able to attend in person. If you were a holder of record of common stock of Domtar Corporation, at the close of business on March 8, 2021 (the “Record Date”), you can attend the meeting by accessing www.meetingcenter.io/289149592 and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials you previously received and the meeting password, UFS2021.

If you were a beneficial holder of common stock of Domtar Corporation as of the Record Date, you must register in advance to virtually attend the Annual Meeting. To register, you must obtain a legal proxy, executed in your favor, from your brokerage firm, bank, trust company or other nominee and submit proof of your legal proxy reflecting the number of shares of Domtar common stock you held as of the Record Date, along with your name and email address, to Computershare. Please forward the email from your brokerage firm, bank, trust company or other nominee or attach an image of your legal proxy to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 1, 2021. You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/289149592 and enter your control number and the meeting password, UFS2021.

2021 PROXY STATEMENT

Asking Questions

If you are a stockholder of record or a beneficial holder, you will be able to submit questions by accessing the meeting center at www.meetingcenter.io/289149592, starting on May 4, 2021. You will need to enter your control number and meeting password, UFS2021, and click on the message icon in the upper right hand corner of the page. To return to the main page, click the “i” icon at the top of the screen. We encourage you to submit your questions before the start time of the meeting.

Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints. Any questions that cannot be answered during the Annual Meeting will be posted and answered at www.domtar.com/en/annual-meeting as soon as practical after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, and other materials for the Annual Meeting, will be available at www.meetingcenter.io/289149592.

Technical Information

The Virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants also should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Technical support will be available on the virtual meeting center at www.meetingcenter.io/289149592, or by calling 1-877-282-1168, beginning at 7:30 am Eastern time on May 5, 2021 through the conclusion of the Annual Meeting.

Q:	How do I vote my shares?

A:	If you are a stockholder of record, you may vote:

•

By mail. If you would like to receive a paper copy of the proxy card, you should follow the instructions on the Notice of Internet Availability for requesting copies. Once you have received your proxy card, please complete, sign, date and return it in the pre-paid envelope enclosed that will be accompanying the proxy card.

•	By phone. You can vote by phone using the toll free number provided on the Notice of Internet Availability.

•

By Internet. You can vote through the Internet at www.envisionreports.com/ufs. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly. Voting will be open 24 hours a day, 7 days a week, but proxies submitted using these methods must be received by 12:00 a.m. (Eastern) on May 5, 2021.

•	By Attending the Meeting Online. You may vote online at the annual meeting by attending the annual meeting online and following the instructions posted at www.meetingcenter.io/289149592.

If you are a beneficial holder, you may vote:

•	By mail. If you would like to receive a paper copy of the voting instruction form, you should contact your brokerage firm, bank, trust company or other nominee.

•	By phone. You can vote by phone using the toll free number provided on the Notice of Internet Availability received from your brokerage firm, bank, trust company or other nominee.

•

By Internet. You can vote through the Internet at the website address indicated in your intermediary institution’s voting instructions on the Notice of Internet Availability. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•

By Attending the Meeting Online. If your shares are held by your brokerage firm, bank, trust company or other nominee, you are considered the beneficial holder of the shares. If you are a beneficial holder, you are invited to attend the annual meeting online. Since a beneficial holder is not a stockholder of record, you may not vote your shares online at the annual meeting unless you obtain a legal proxy from the intermediary institution that holds your shares that gives you the right to vote at the annual meeting. Please refer to the section “What do I need to attend the annual meeting online” above for additional details on how to obtain a legal proxy.

2021 PROXY STATEMENT

Q:	What constitutes a quorum, and why is a quorum required?

A:

A quorum is required for the Corporation’s stockholders to conduct business at a meeting of stockholders. The presence of the holders of one-third of all outstanding shares of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the annual meeting.

Q:	What if I don’t vote or abstain from voting my shares of common stock? How are broker non-votes counted?
If my shares of common stock are held in street name by my broker, will my broker vote my shares for me?

A:

Abstentions and broker non-votes are included in the determination of shares present for quorum purposes. Abstentions are not counted as a vote “for” or “against” the election of directors. If you abstain from voting for the proposal in Item 2, your abstention will have the same effect as a vote against that proposal. A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial holder, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to the proposal and has not received instructions from the beneficial holder. If you are a beneficial holder, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Because the NYSE rules currently view the ratification of independent registered public accounting firms as a routine matter, your broker is permitted to vote on the proposal in Item 3 even if it does not receive instructions from you. However, your broker does not have discretion to vote for or against the election of directors, nor to approve the compensation of the Named Executive Officers. In order to avoid a broker non-vote of your shares on these proposals, we encourage you to sign and return your proxy card or voting instruction card and vote your shares before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:

Yes. If you are a stockholder of record, you may revoke your proxy or voting instructions at any time before your voting rights are exercised at the annual meeting by delivering a signed revocation letter to the Vice-President, Corporate Law and Secretary of the Corporation, or by submitting a new proxy or voting instruction card dated later than your first proxy card, in one of the ways described in this proxy statement. If you are attending the virtual meeting and have previously mailed your proxy card, you may revoke your proxy and vote during the meeting. Your attendance at the annual online meeting will not by itself revoke your proxy. If you are a beneficial holder of shares and you have directed your broker or other nominee to vote your shares, you should instruct your broker or nominee to change your vote or obtain from it a proxy to vote your shares if you wish to cast your vote during the online meeting. Please refer to the section “What do I need to attend the annual meeting online” above for additionnal details on how to obtain a proxy from your broker or other nominee.

Q:	Will proxies be solicited in connection with the annual meeting?

A:

Yes. Proxies may be solicited on behalf of our Board by mail, telephone, other electronic means or in person, and the Corporation will pay the solicitation costs. Copies of proxy materials and of our annual report to stockholders for 2020 will be made available to brokers, dealers, banks and voting trustees, or their nominees for purposes of soliciting proxies from beneficial owners, and the Corporation will reimburse those holders for their reasonable expenses on behalf of the Corporation. Georgeson LLC has been retained by the Corporation to facilitate the distribution of proxy materials at a fee of approximately $32,000.

Q:	Where can I find voting results of the annual meeting?

A:

We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days following the meeting.

Q:	How can I submit a proposal to the Corporation for inclusion in the 2022 proxy statement?

A:

The Corporation will review for inclusion in next year’s proxy statement stockholder proposals received by November 25, 2021. Proposals should be sent to the Director, Corporate Law and Assistant Secretary of the Corporation, at 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6.

2021 PROXY STATEMENT

Stockholder proposals not included in next year’s proxy statement still may be brought before the 2022 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, has given a written notice to the Secretary of the Corporation containing certain information specified in the Corporation’s by-laws, and was a stockholder of record at the time such notice was given. This notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 5, 2022 and no later than February 4, 2022, except that if the 2022 annual meeting of stockholders is held before April 5, 2022 or after July 4, 2022 the notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the 90th day prior to the new date of the annual meeting. In the event that less than 100 calendar days’ notice or prior public disclosure by the Corporation of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public announcement was made by the Corporation, whichever occurs first.

Q:	How can I obtain additional information about the Corporation?

A:

General information about the Corporation is available on our website at www.domtar.com. You may view the investor relations section of our website for additional copies of this proxy statement and filings we have made with the SEC, which also are available in print, without charge, to any stockholder who requests them. In addition, the corporate section of our website contains the Corporation’s corporate governance documents, as adopted by our Board, including committee charters, the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and Director Independence Standards. These materials, other than our Form 10-K for 2020, are not incorporated by reference into this proxy statement.

Requests for print copies of any of the above-listed documents should be addressed to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6, Attention: Assistant Secretary.

For further information, you may also contact the Corporation’s Investor Relations Department at: 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6.

This proxy statement may contain forward-looking statements relating to expectations concerning matters that are not historical facts including but not limited to performance goals. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should” and similar expressions. These forward-looking statements are subject to certain risks and uncertainties, including but not limited to the factors described in our 2020 Annual Report on Form 10-K under the heading “Item 1 –Business – Forward-Looking Statements,” that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any occurs, what effect they will have on Domtar Corporation’s results of operations or financial condition. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

2021 PROXY STATEMENT

PROXY STATEMENT

ITEM 1 — ELECTION OF DIRECTORS

Election

Pursuant to our by-laws, our Board of Directors has set the size of our Board at seven members and has approved the nomination of the persons named in this proxy statement for election at this year’s annual meeting, by unanimous vote.

The seven nominees for election as directors are listed below. If elected, the nominees for election as directors will serve for a term of one year that will expire at our 2022 annual meeting or until their successors are elected and qualify.

Unless you instruct us via proxy to vote differently, we will vote valid proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

Please note that if you hold your shares through a brokerage firm, your broker is not able to vote on your behalf with respect to the election of directors without specific voting instructions from you. As a result, it is important that you provide instructions to your broker or vote your shares as provided in this proxy statement.

Selection of Nominees for Election to the Board and Diversity Initiatives

The Board believes that in order to fulfill its overall stewardship responsibility to the Corporation and its stockholders, it must function effectively as a team and that the experience, qualifications and skills of each Board member must complement those of the others. The Nominating and Corporate Governance Committee (“NCGC” or “Committee”) reviews and updates a Board skills matrix on an ongoing basis in light of current business conditions and the evolving trends and challenges of both the industry and the Corporation. The comments that follow reflect the process and factors taken into account by the NCGC in recommending to the Board the Board nominees described in this proxy statement, in light of both the Corporation’s Corporate Governance Guidelines and the skills matrix.

The NCGC considers potential nominees for Board membership suggested by its members and other Board members, by members of management and stockholders, as well as by recruitment consultants who may be retained by the Committee to source potential candidates meeting the nomination criteria. As noted above, the NCGC evaluates prospective nominees against the skills matrix as well as the personal and other qualifications set out in the Corporation’s Corporate Governance Guidelines.

In seeking to maintain an engaged, independent Board with broad experience and judgment that is committed to representing the long-term interests of our stockholders, the Committee believes that the Board, as a whole, needs to consist of a diverse group of individuals:

•

with relevant career experience and technical skills, industry knowledge and experience, financial and capital markets expertise, international business experience, and senior executive management experience, together with

•	valuable individual personal qualifications, including strength of character, mature judgment, independence of thought and an ability to work collegially.

In assessing Board composition and selecting and recruiting director candidates, the Committee believes it is important for the Board to be diverse in the broadest sense and to have a balance between experienced directors with a deep institutional knowledge of the Corporation and directors with knowledge relevant to the Corporation’s strategic goals and challenges who can bring a renewed perspective in the boardroom. The NCGC makes recommendations to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the reports and recommendations of the NCGC.

Consistently with its ongoing initiatives to promote diversity in the workplace, Domtar joined in 2015 The 30% Club, a global not-for-profit organization promoting diversity in the boardroom. Domtar shares The 30% Club’s vision that gender balance on boards not only encourages better leadership and governance, but that diversity further contributes to better all-round board performance, and ultimately increased corporate performance for both companies and their shareholders.

The NCGC will consider director candidates recommended by stockholders in accordance with the procedures set forth in the Corporation’s by-laws, available on the Company’s website at www.domtar.com.

2021 PROXY STATEMENT

Proxy Access

Our by-laws provide for so-called “proxy access.” Under our by-laws, an “eligible holder” – generally a person or group of up to 20 persons that has continually held 3% or more of the Corporation’s common stock for three or more years – may nominate up to 20% of the total number of directors. The notice and other procedures set forth in the by-laws in order to nominate a director candidate must be strictly complied with, and stockholders are encouraged to review those procedures carefully if they are interested in utilizing that process. Where a candidate has been properly nominated, the Corporation will include his or her name and biography in the proxy statement and on the proxy card for the annual meeting.

Nominees

Our by-laws provide a majority vote standard for uncontested elections of directors. The majority vote standard means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee, and, if they do not, the Board will consider whether to accept the nominee’s resignation. There are no other nominees competing for these seats on the Board of Directors, which means that we have uncontested elections.

Following is certain information about each director nominee, including information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director.

Nominee	Business experience

Giannella Alvarez

Corporate Director

Austin, Texas

Age: 61

Director Since: 2012

2020 Meeting Attendance: 100%

Committee

Memberships: Human Resources; Environmental,

                        Health, Safety and Sustainability

Independent: Yes

Self-identifies as a Minority: Yes

Ms. Alvarez was the Chief Executive Officer of Beanitos, Inc., a privately held snack food company based in Austin, from January 2018 until December 2019. She served until January 2018 as Chief Executive Officer of Harmless Harvest, Inc. She served from July 2013 until February 2014 as Executive Vice President and General Manager responsible for the Pet Business Unit at Del Monte Corporation. From 2011 to 2013, she served as Group President and Chief Executive Officer for Barilla Americas, where she was responsible for North, Central and South America’s operations of Barilla S.p.A., a global food company headquartered in Parma, Italy. From 2006 to 2010, she held senior global management positions with The Coca-Cola Company. Prior to that, she held a number of increasingly senior positions in marketing and general management with Kimberly-Clark Corporation and The Procter & Gamble Company in the United States and Latin America.

We believe that Ms. Alvarez’ extensive expertise in branding and marketing, innovation and technology, scaling businesses and ESG, together with her executive leadership skills, including managing on the ground operations across a wide range of industries in the United States, Latin America, Europe, and Asia, as well as her public and private board governance experience, brings a unique contribution to our Board and the committees on which she serves.

Other Public Board Service:

Ruth’s Hospitality Group, Inc. (audit committee; nominating committee)

2021 PROXY STATEMENT

Nominee	Business experience

Robert E. Apple

Chief Operating Officer, MasTec, Inc.

Miami, Florida

Chairman of the Board

Age: 71

Director Since: 2012

2020 Meeting Attendance: 100%

Committee

Memberships: Nominating and Corporate

                        Governance (Chair)

Independent: Yes

Self-identifies as a Minority: No

Mr. Apple is the chief operating officer of MasTec, Inc., a national infrastructure construction company active in the engineering, building, installation, maintenance and upgrade of energy, communication and utility infrastructure. He held that position since 2006. During 2005 and 2006, he also served as president of the MasTec Energy Group. Prior to that, he was the senior vice-president of operations for the DIRECTV Group, Inc. Mr. Apple also served in various senior executive capacities from 1989 to 2001 within the Hughes Electronics and Telefonica S.A. organizations in Europe, including as chief executive officer of Hughes Electronics-Spain.

We believe that Mr. Apple’s significant senior executive leadership experience, managerial know-how and in-depth knowledge of project management in capital-intensive industries, as well as his international experience, qualify him as Chairman of our Board and of the Nominating and Corporate Governance Committee.

David J. Illingworth

Corporate Director

Orchid, Florida

Age: 67

Director Since: 2013

2020 Meeting Attendance: 94%

Committee

Memberships: Audit; Environmental, Health,

                        Safety and Sustainability

Independent: Yes

Self-identifies as a Minority: No

Mr. Illingworth was the chief executive officer and a director of Smith & Nephew plc, a leading global orthopedics devices public company, from 2007 until his retirement in 2011. Prior to 2007, he served as Smith & Nephew’s chief operating officer in 2006 and as president of the orthopedics business from 2002 to 2006. Prior to his tenure with Smith & Nephew, Mr. Illingworth was chairman and chief executive officer of VidaMed, Inc., President of Nellcor Puritan Bennett LLC, Managing Director of GE Medical Systems-Asia, and held senior management positions with GE Medical Systems Inc.

We believe that Mr. Illingworth’s extensive senior business leadership experience in the area of healthcare and medical products, as well as in-depth international knowledge of the life sciences and institutional healthcare sectors, provide him with a unique perspective that significantly contributes to our Board and the committees on which he serves.

Other Public Board Service:

Varian Medical Systems, Inc. (nominating and governance committee chair; ethics and compliance committee)

2021 PROXY STATEMENT

Nominee	Business experience

Brian M. Levitt

Chairman of the Board, The Toronto-Dominion Bank

Kingston, Ontario

Age: 73

Director Since: 2007

2020 Meeting Attendance: 100%

Committee

Memberships: Finance (Chair);

                        Human Resources;

                         Nominating and Corporate

                         Governance

Independent: Yes

Self-identifies as a Minority: No

Mr. Levitt is the chairman of the board of The Toronto-Dominion Bank. From 1991 to 2000, Mr. Levitt was president and then chief executive officer of Imasco Limited, a public consumer products and services company. At the end of 2018, Mr. Levitt ceased to be associated with Osler, Hoskin and Harcourt LLP, a major Canadian law firm. He was counsel to the firm and prior to that a partner and vice-chair and co-chair of the firm, and, prior to his tenure at Imasco, he was a partner in the firm. Mr. Levitt has served on boards of directors of public companies since 1987. He is an Officer of the Order of Canada and a Fellow of the Institute of Corporate Directors.

We believe that Mr. Levitt’s extensive experience as chief executive officer of a large public company, as a board member and chair, and as a legal advisor to boards of directors of various public companies, in addition to his experience with, and understanding of the workings of, financial markets, corporate governance practices and regulatory matters make him a valuable member to our Board of Directors and the committees on which he serves.

Other Public Board Service:

The Toronto-Dominion Bank (chairman of the board; corporate governance committee chair; human resources committee)

The Charles Schwab Corporation (compensation committee)

TD Ameritrade Holding Corporation (until 2020)

Stelco Holdings Inc. (until 2019)

David G. Maffucci

Corporate Director

Isle of Palms, South Carolina

Age: 70

Director Since: 2011

2020 Meeting Attendance: 100%

Committee

Memberships: Audit (Chair); Finance;

                             Nominating and Corporate

                             Governance

Independent: Yes

Self-identifies as a Minority: No

From 2005 to 2006, Mr. Maffucci served as executive vice-president of Bowater Incorporated and president of its newsprint division. He served as chief financial officer of Bowater Incorporated from 1995 to 2005 and held a variety of positions in its finance organization throughout much of his career. Mr. Maffucci served on the board of directors of Xerium Technologies, Inc., a manufacturer and supplier of consumable products used in paper production, from November 2008 to August 2010. Mr. Maffucci previously worked at KPMG and is a Certified Public Accountant (CPA).

We believe that Mr. Maffucci’s extensive financial and operating experience, his knowledge and understanding of corporate finance, strategic planning and risk management processes as well as his experience with a large public accounting firm make him a valuable contributor to our Board and the committees on which he serves, notably as Chair of our Audit Committee.

Other Public Board Service:

Martin Marietta Materials Inc. (until 2018)

2021 PROXY STATEMENT

Nominee	Business experience

Denis Turcotte

Managing Partner and Chief Operating Officer, Brookfield Asset Management Inc.

Toronto, Ontario

Age: 59

Director Since: 2007

2020 Meeting Attendance: 100%

Committee

Memberships: Environmental, Health,

                            Safety and Sustainability (Chair);

                             Human Resources; Finance

Independent: Yes

Self-identifies as a Minority: No

Mr. Turcotte is currently managing partner and chief operating officer, private equity of Brookfield Asset Management Inc., an alternative asset management company focused on real estate, renewable energy, and private equity. He was formerly the president and chief executive officer of North Channel Management Inc., and from 2002 to 2008 was the president and chief executive officer and a director of Algoma Steel Inc., a publicly listed North American steel company. From 1992 to 2002 Mr. Turcotte held a number of senior executive positions with companies in the pulp and paper industry, including president of the paper group and executive vice-president of corporate development and strategy of Tembec Inc., a leading integrated forest products company with operations in North America and France.

We believe that Mr. Turcotte brings to the Board and the committees on which he serves his extensive experience as a senior executive of capital intensive and commodity-based industries, together with his in-depth knowledge of capital markets and organizational development.

Other Public Board Service:

Graftech International Ltd.

Teekay Offshore Partners L.P.

Norbord Inc. (until 2019)

Brookfield Business Partners L.P. (until 2017)

John D. Williams President and CEO, Domtar Corporation Charlotte, North Carolina Age: 66 Director Since: 2009 2020 Meeting Attendance: 100% Independent: No Self-identifies as a Minority: No

Mr. Williams has been the President and Chief Executive Officer and a director of the Corporation since joining Domtar on January 1, 2009. Mr. Williams served in senior executive positions for over eight years with SCA Packaging Ltd. and SCA Packaging Europe, Europe’s second largest producer of containerboard paper used for the manufacturing of corrugated box products. He served as president of SCA Packaging Europe, from 2005 to December 2008, where he assumed leadership over sales, marketing, finance, operations, manufacturing, distribution, supply chain and human resources. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management and operational roles, with Rexam PLC, Packaging Resources, Inc., Huhtamaki, Alberto Culver UK Ltd., and MARS Group.

We believe that Mr. Williams’ extensive international experience in key leadership roles in our industry, combined with his knowledge and understanding of global risks, challenges and opportunities facing our business, in addition to his outstanding leadership skills, are invaluable assets to our Board and our Corporation.

Other Public Board Service:

Owens Corning (lead independent director; chair, governance and nominating committee; executive committee)

The Board of Directors unanimously recommends a vote FOR the election of each of the seven director nominees.

2021 PROXY STATEMENT

Directors Not Standing for Re-election

Nominee	Business experience

Pamela B. Strobel

Corporate Director

Chicago, Illinois

Age: 68

Director Since: 2007

2020 Meeting Attendance: 100%

Committee

Memberships: Human Resources (Chair);

                            Nominating and Corporate

                             Governance

Independent: Yes

Self-identifies as a Minority: No

In 2005, Ms. Strobel retired as an executive vice-president and chief administrative officer of Exelon Corporation, one of the largest U.S. electric utilities. During her tenure with Exelon and its predecessor companies, starting in 1993, Ms. Strobel served as an executive vice-president and chief administrative officer and as chief executive officer of Commonwealth Edison Company, as an executive vice-president and general counsel of Unicom Corporation and Commonwealth Edison Company, as president of Exelon’s Business Services Company, and as chairman and chief executive officer of Exelon Energy Delivery, the holding company for Exelon’s energy delivery business. Prior to her career at Exelon, she was a partner with Sidley, Austin, LLP. Ms. Strobel was named as one of Fortune Magazine’s Top 50 Women in Business in 2002.

Ms. Strobel’s extensive experience in senior executive positions and her in-depth knowledge and understanding of the energy sector provided a unique contribution to our Board and the committees on which she served.

We thank Ms. Strobel for her significant contribution to the Board, the committees on which she served and to Domtar during all these years.

Mary A. Winston

President, WinsCo Enterprises Inc.

Charlotte, North Carolina

Age: 59

Director Since: 2015

2020 Meeting Attendance: 100%

Memberships: Audit; Finance

Independent: Yes

Self-identifies as a Minority: Yes

Ms. Winston is currently president of WinsCo Enterprises Inc., a consulting firm providing financial and board governance advisory services. From May until November 2019, Ms. Winston served as interim chief executive officer of Bed Bath & Beyond Inc., a leading retailer of home products. From 2012 until August 2015, Ms. Winston served as the executive vice president and chief financial officer of Family Dollar Stores, Inc., a leading retailer which was acquired by Dollar Tree in July 2015. Before joining Family Dollar, Ms. Winston served as senior vice president and chief financial officer of Giant Eagle, Inc., a leading grocery and fuel retailer. Prior to that, she served as executive vice president and chief financial officer of Scholastic Corporation, a global leader in publishing, education and media. Ms. Winston has also held executive-level positions with Visteon Corporation, a global automotive supplier, and with Pfizer, Inc. She started her career as a Certified Public Accountant (CPA) with Arthur Andersen & Co.

Ms. Winston’s extensive experience in the retail, manufacturing, publishing and healthcare markets, combined with her financial acumen, made her a valuable addition to our Board and the committees on which she served.

We thank Ms. Winston for her significant contribution to the Board, the committees on which she served and to Domtar during her tenure.

Recruitment of New Director

Our Board is committed to selecting highly qualified and diverse director candidates, inclusive of gender, ethnicity, and age. In this regard, the Board has retained a search firm to recruit a new director within the next year.

Director Compensation

Process and Objectives

The Board of Directors, on the recommendation of the NCGC, is responsible for setting director compensation. Management is not involved in the process, and directors who are Domtar Corporation employees do not receive compensation for their service as directors.

2021 PROXY STATEMENT

The objectives of the NCGC and the Board in setting director compensation are to:

•	attract highly qualified candidates to serve on the Board by remaining competitive with compensation paid to outside directors of comparable companies;

•	align the interests of directors with the interests of stockholders by fostering a long-term commitment to Corporation stock ownership; and

•	establish total compensation on a simple, easy to understand flat fee basis with appropriate differentiation between levels of responsibility (such as serving as a committee chair).

Components of Director Compensation

Our non-employee directors receive an annual cash retainer fee of $107,500 and annual equity-based compensation of equal value. The Chairman receives an annual cash retainer of $182,500 and annual equity-based compensation of equal value. Members of the Audit Committee are paid an additional cash retainer of $10,000. The Chair of the Audit Committee receives an additional cash retainer of $30,000, and the Chair of the Human Resources Committee receives an additional cash retainer of $25,000. Each other committee Chair receives an additional cash retainer of $20,000. The Chairman is not eligible for any of the committee retainers described above.

There generally are no Board or committee meeting fees; however, if more than 10 Board meetings are held in a calendar year, directors may be paid Board meeting fees of $1,500 per additional meeting attended. In addition, each non-executive director traveling over three or more time zones from his or her residence in connection with his or her duties as a Board member is entitled to an annual travel fee of $15,000 to compensate him or her for substantial additional travel time.

The equity portion of the directors’ fees is paid in deferred share units granted under the Corporation’s Omnibus Incentive Plan (“Omnibus Plan”). The value of equity incentive awards made pursuant to the Omnibus Plan is limited to $500,000 per director, for any given year. A non-employee director may elect to defer receipt of the cash portion of his or her annual retainer fee into deferred share units, subject to compliance with applicable tax requirements and rules established by the Human Resources Committee (“HRC”). Deferred share units are paid quarterly in arrears, with the number of deferred share units to be paid to be determined by dividing the dollar amount of the portion of that quarter’s retainer fees to be paid in deferred share units by the closing market price of a share of Domtar common stock on the last day of the quarter. Dividends, when declared, on Domtar’s common stock are notionally invested in additional deferred share units based on the closing share price on the dividend payment date. Deferred share units generally are settled in cash or shares of our common stock, as determined by the director, upon termination of his or her Board service as an eligible Director.

Directors who have achieved 100% of their stock ownership requirements discussed below may elect to receive the equity component of their annual retainer in deferred share units that may be settled in either cash or stock one year after the grant date. The grants of this category of deferred share units are made at the same time as the other deferred share units, and generally subject to the same terms and conditions pursuant to the Corporation’s Omnibus Plan.

Every two years, the NCGC completes a review of directors’ compensation and makes recommendations to the whole Board of Directors, as appropriate. The NCGC retained Hugessen Consulting Inc. (“Hugessen”) as its independent compensation advisor to assist with the assessment of the competitiveness of the Corporation’s director compensation programs. The last review took place in 2019, and no changes to the directors’ compensation were recommended at that time. The next review will take place this year.

The NCGC assessed the independence of its compensation advisor, Hugessen, including the potential for conflicts of interest in light of the NYSE listing standards. Based on its assessment, the NCGC concluded that its advisor was appropriately independent and free from potential conflicts of interest.

Director Stock Ownership Requirements

In order to align the long-term financial interest of our directors with those of our stockholders, directors are required to own a significant equity stake in the Corporation having a value of at least $537,500, which is equivalent to five times the annual cash retainer, valued at the greater of cost or market value. Directors must meet this requirement within five years of becoming a director. All shares owned outright, as well as all deferred share units, are taken into consideration in determining compliance with these ownership guidelines. As of the date of this proxy statement, all current directors meet the stock ownership requirements.

2021 PROXY STATEMENT

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total

	($)	($)	($)	($)

Giannella Alvarez	107,500	107,500	18,201	233,201

Robert E. Apple	182,500	182,500	24,599	389,599

David J. Illingworth	121,250	107,500	16,938	245,688

Brian M. Levitt	127,500	107,500	42,469	277,469

David G. Maffucci	137,500	107,500	23,333	268,333

Pamela B. Strobel	132,500	107,500	32,157	272,157

Denis Turcotte	127,500	107,500	38,095	273,095

Mary A. Winston	117,500	107,500	11,225	236,225

(1)

The amounts in this column represent the grant date fair value of the deferred share units granted under the Omnibus Incentive Plan in 2020. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2020, which are incorporated by reference herein. The amounts in the table do not reflect the value, if any, that ultimately may be realized by the directors. As described above, the number of deferred share units to be paid under the Omnibus Incentive Plan is determined by dividing the dollar amount of the portion of that quarter’s retainer fees to be paid in deferred share units by the closing market price of a share of Domtar common stock on the last day of the quarter.

(2)

The amounts in this column represent the grant date fair value of additional deferred share units granted as dividend equivalents for 2020 on the directors deferred share units, in accordance with the Omnibus Incentive Plan. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2020, which are incorporated by reference herein. These dividend equivalents were credited at the same time as dividends were paid to stockholders, i.e. on January 15, 2020 and April 15, 2020.,

The following table sets forth, by grant date, the number of deferred share units credited to each director and the grant date fair value of each award with respect to service as a director in 2020. All deferred share units were vested upon grant.

Equity Awards for Service as a Director of Domtar Corporation

	March 31, 2020		June 30, 2020		September 30, 2020		December 31, 2020

Name	Units	Grant Date Fair Value	Units	Grant Date Fair Value	Units	Grant Date Fair Value	Units	Grant Date Fair Value

	(#)	($)	(#)	($)	(#)	($)	(#)	($)

Giannella Alvarez	1,242	26,875	1,273	26,875	1,023	26,875	849	26,875

Robert E. Apple	2,108	45,625	2,161	45,625	1,737	45,625	1,442	45,625

David J. Illingworth	1,242	26,875	1,273	26,875	1,023	26,875	849	26,875

Brian M. Levitt	1,242	26,875	1,273	26,875	1,023	26,875	849	26,875

David G. Maffucci	1,242	26,875	1,273	26,875	1,023	26,875	849	26,875

Pamela B. Strobel	1,242	26,875	1,273	26,875	1,023	26,875	849	26,875

Denis Turcotte	1,242	26,875	1,273	26,875	1,023	26,875	849	26,875

Mary A. Winston	1,242	26,875	1,273	26,875	1,023	26,875	849	26,875

2021 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

Domtar Corporation had a total of 50,234,340 shares of common stock issued and outstanding as of March 8, 2021. Based upon Schedule 13D or 13G filings with the SEC, as of March 8, 2021 there were three beneficial owners of more than 5% of the common stock of the Corporation:

BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, beneficially owns 6,703,468 shares or 12.1% of the Corporation’s common stock.

The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, beneficially owns 5,355,267 shares or 9.7% of the Corporation’s common stock.

Dimensional Fund Advisors, L.P. Building One, 6300 Bee Cave Road, Austin, Texas, 78746, beneficially owns 3,814,452 shares or 6.9% of the Corporation’s common stock.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities that the person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has less than 100%, or even no, economic interest.

The following table sets forth the number of shares of the Corporation’s common stock beneficially owned by each of the Corporation’s directors and executive officers, and all directors and executive officers as a group, based upon information available to the Corporation as at March 8, 2021. None of the shares indicated below is subject to hedging or pledge. The mailing address of each of these individuals is c/o Domtar Corporation, 234 Kingsley Park Drive, Fort Mill, SC, 29715.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Outstanding Common Stock

Non-Executive Directors

Giannella Alvarez	23,658	*

Robert E. Apple	34,182	*

David J. Illingworth	22,898	*

Brian M. Levitt	49,239	*

David G. Maffucci	30,118	*

Pamela B. Strobel	40,283	*

Denis Turcotte	48,110	*

Mary A. Winston	16,449	*

Named Executive Officers

John D. Williams	180,523	*

Daniel Buron	91,280	*

Zygmunt Jablonski	101,489	*

Patrick Loulou	72,898	*

All Directors and Executive Officers as a group	712,127	1.412%

*	Less than 1%

2021 PROXY STATEMENT

(1)	Includes the following shares subject to stock options, restricted stock units or deferred stock units exercisable, vested or vesting within 60 days of March 8, 2021:

Name	Stock Options	Restricted Stock Units	Deferred Stock Units

Non-Executive Directors

Giannella Alvarez	—	—	21,886

Robert E. Apple	—	—	34,182

David J. Illingworth	—	—	22,898

Brian M. Levitt	—	—	49,239

David G. Maffucci	—	—	30,118

Pamela B. Strobel	—	—	37,642

Denis Turcotte	—	—	44,346

Mary A. Winston	—	—	16,449

Executive Officers

John D. Williams	105,873	—	74,650

Daniel Buron	55,565	—	—

Zygmunt Jablonski	29,749	15,569	6,112

Patrick Loulou	38,873	—	—

2021 PROXY STATEMENT

GOVERNANCE OF THE CORPORATION

Corporate Governance Highlights

We are committed to the highest standards of corporate governance and believe that sound corporate governance is critical to the Corporation’s long-term success and the protection of the interest of its many stakeholders. The following table sets forth our key governance practices, which are detailed in this Governance section:

✓ The positions of Chairman of the Board and Chief Executive Officer are separate

✓ The Board has adopted a charter of the Chairman of the Board

✓ All our directors are independent with the exception of our CEO

✓ The Board committees have independent Chairs and are entirely composed of independent directors

✓ Our CEO serves on only one outside public company board

✓ None of our directors serves on more than three outside public company boards

✓ All directors are elected annually

✓ We have a majority vote standard for directors’ election with a director resignation policy

✓ We have a proxy access by-law

✓ Directors are subject to robust stock ownership guidelines – 5x cash portion of annual retainer

✓ We have robust annual Board, committee and individual director evaluation processes

✓ Mandatory retirement of directors at age 75

✓ We promote diversity in the boardroom

✓ We have comprehensive Corporate Governance Guidelines

✓ We have a Code of Business Conduct and Ethics that applies worldwide to our directors, officers and employees

✓ We have a robust Compliance Program

✓ We have an Enterprise Risk Management System

✓ We do not have a shareholders rights plan

✓ We hold executive sessions at all regular Board and committee meetings

✓ We have an ongoing stockholder engagement program

Board Governance

Our Board has adopted written Corporate Governance Guidelines that comply with the listing standards of the NYSE (the “Guidelines”). The Guidelines set forth requirements relating to director responsibilities, director qualification standards, including director independence, director compensation, our director resignation policy with respect to majority voting in uncontested elections, director retirement age, director orientation and continuing education, CEO succession planning, and assessment of the Board’s performance, among other matters.

Copies of our Corporate Governance Guidelines are available on the corporate governance portion of our website at www.domtar.com or, without charge, upon request in writing to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal (Quebec) Canada, H3A 1L6, Attention: Director, Corporate Law and Assistant Secretary. The Corporation also complies with the listing standards of the TSX.

2021 PROXY STATEMENT

Current Members of Our Board of Directors

The members of the Board on the date of this proxy statement, and the committees of the Board on which they serve, are identified below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Human Resources Committee	Environmental, Health, Safety and Sustainability Committee	Finance Committee

Giannella Alvarez			*	*

Robert E. Apple		Chair

David J. Illingworth	*			*

Brian M. Levitt		*	*		Chair

David G. Maffucci	Chair	*			*

Pamela B. Strobel		*	Chair

Denis Turcotte			*	Chair	*

John D. Williams

Mary A. Winston	*				*

Board and Committee Meetings

During 2020, our Board held 10 meetings and the committees of the Board held a total of 21 meetings. Each of our directors attended 94% or more of the aggregate of the total number of meetings of the Board and the Board committees on which the director served.

Board Committees

As of the date of this Proxy Statement, the Board has five standing committees: Audit; Human Resources; Nominating and Corporate Governance; Environmental, Health, Safety and Sustainability; and Finance.

Audit Committee
Three members
• •	David G. Maffucci, Chair David J. Illingworth	The Audit Committee is composed solely of directors who meet the independence requirements of the NYSE and the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for audit committee members and are financially literate, as required by the NYSE. In addition, the Board has determined that Mr. Maffucci and Ms. Winston qualify as “audit committee financial experts” and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.
•	Mary A. Winston

Meetings During 2020: Five
Key Responsibilities:

•	Provide assistance to the Board of Directors with respect to its oversight of:
	–	The quality and integrity of the Corporation’s financial statements;
	–	The Corporation’s compliance with legal and regulatory requirements;
	–	The independent auditors’ qualifications and independence;
	–	The Corporation’s Enterprise Risk Management (ERM) process;
	–	The performance of the Corporation’s internal audit function and independent auditors; and
	–	The risks associated with matters within the Committee’s responsibilities and duties;

•	Appoint, retain, compensate and oversee the Corporation’s independent auditors;

•	Review, at least annually, the qualifications, performance and independence of the independent auditors;

•	Review and discuss with management and the independent auditors, the Corporation’s quarterly earnings press releases, as well as the quarterly financial statements, including the disclosures under Management’s Discussion and Analysis, and their inclusion in Form 10-Qs;

2021 PROXY STATEMENT

•	Review and discuss with management and the independent auditors the Corporation’s annual audited financial statements, including the disclosures under Management’s Discussion and Analysis and recommend to the Board their approval and whether they should be included in the Corporation’s Form 10-K;

•	In consultation with the independent auditors, management and the Corporation’s internal auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external;

•	Discuss with the independent auditor and the Corporation’s internal auditors the scope and plans for their respective audits;

•	Review the assessment by the Corporation’s officers of the effectiveness of the Corporation’s disclosure controls and procedures and internal controls over financial reporting and the evaluations thereof by the independent auditors;

•	Discuss with management and the independent auditors the Corporation’s guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures, and risks associated with the financial reporting system, financial information and financial statements, and the steps management has taken to monitor and control such exposure and to preserve the integrity of the system;

•	Review with management the Corporation’s Enterprise Risk Management system and cybersecurity posture;

•	Oversee the application of the whistleblower policy;

•	Review periodically the Code of Ethics of the Corporation and the adherence thereto by management; and

•	Review periodically with the Board, the external and internal auditors and management, the Corporation’s anti-fraud program and practices.

Charter:
The Audit Committee is governed by the Audit Committee Charter, which is available on the Corporation’s website at www.domtar.com.

Human Resources Committee
Four members
•	Pamela B. Strobel, Chair

The Human Resources Committee (“HRC”) is composed solely of directors who meet the independence requirements of the NYSE, the requirements for a “non-employee director” under the rules under the Exchange Act, and the requirements for an “outside director” under the Internal Revenue Code of 1986, as amended (the “Code”).

• •	Giannella Alvarez Brian M. Levitt
•	Denis Turcotte

Meetings During 2020: Five
Key Responsibilities:
•	Review and approve the philosophy and design of the Corporation’s compensation and benefits systems in light of the Corporation’s objectives;
•	Review and make recommendations to the Board with respect to incentive compensation and equity-based plans;
•	Monitor the financial effect of the Corporation’s compensation programs and their success in achieving the Corporation’s objectives;
•	Manage the processes used by the Board to evaluate the Corporation’s chief executive officer;
•	Review the compensation of the Corporation’s chief executive officer, and review and approve the compensation of the other executive officers;
•	Administer the Corporation’s equity-based and cash incentive compensation plans;
•	Oversee the Corporation’s talent acquisition and management processes, inclusion and diversity activities, and labor relations and strategy;
•	Provide oversight in respect of the risks associated with matters within the Committee’s responsibilities and duties:
•	Provide oversight in respect of the Corporation’s compliance with legal and regulatory requirements in the areas of the Committee’s responsibilities and duties; and
•	In coordination with the Nominating and Corporate Governance Committee, make recommendations to the Board with respect to the selection of a CEO of the Corporation.

2021 PROXY STATEMENT

Charter:
The Human Resources Committee is governed by the Human Resources Committee Charter, which is available on the Corporation’s website at www.domtar.com.
Additional information about our Human Resources Committee’s responsibilities and its processes and procedures for consideration and determination of executive compensation is included in our Compensation Discussion and Analysis and our Human Resources Committee Report.

Nominating and Corporate Governance Committee
Four members
•	Robert E. Apple, Chair	The Nominating and Corporate Governance Committee is composed solely of directors who meet the independence requirements of the NYSE.
•	Brian M. Levitt
•	David G. Maffucci
•	Pamela B. Strobel

Meetings During 2020: Three
Key Responsibilities:
•	Review and recommend to the Board of Directors candidates for election as directors;
•	Leadership role in shaping the governance of the Corporation;
•	Review and recommend to the Board the compensation of the Corporation’s directors;
•	Provide oversight and direction regarding the functioning and operation of the Board of Directors;
•	Review the risks associated with matters within the Committee’s responsibilities and duties;
•	Oversee the relationship between the Corporation and its stockholders;
•	Provide oversight in respect of the Corporation’s compliance with legal and regulatory requirements, and corporate governance standards in the areas of the Committee’s responsibilities and duties;
•	Oversee the process for, and in coordination with, the Human Resources Committee, make recommendations to the Board with respect to the selection of a CEO of the Corporation.

Charter:
The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter, which is available on the Corporation’s website at www.domtar.com.

Environmental, Health, Safety and Sustainability Committee
Three members
•	Denis Turcotte, Chair	The Environmental, Health, Safety and Sustainability Committee is composed solely of independent directors.
•	Giannella Alvarez
•	David J. Illingworth

Meetings During 2020: Four
Key Responsibilities:
•	Generally review the effectiveness of the Corporation’s policies, programs and practices at optimizing its efforts to maintain sustainable ecosystems, safe and healthy employees, and vital communities as integral elements of its commitment to create long-term stockholder value;
•	Provide oversight of the sustainability systems and performance of the Corporation that are integral components of the Corporation’s business strategy;
•	Provide oversight of the Corporation’s response to public policy, legislative, regulatory, political and social issues and trends related to environmental, health and safety, and sustainability (“EHSS”) performance that may significantly affect the business operations, financial performance or public image of the Corporation or the industry;
•	Provide oversight of the risks and opportunities associated with matters within the Committee’s responsibilities and duties;

2021 PROXY STATEMENT

•	Provide oversight of the Corporation’s compliance with legal and regulatory requirements in the areas of the Committee’s responsibilities and duties;
•	Review environmental, health and safety and sustainability policies regarding significant EHSS audit and monitoring systems as well as related reports from management;
•	Review EHSS standards, procedures and practices against applicable regulatory requirements and oversee compliance therewith;
•	Review objectives and plans for implementing policies, procedures, practices, compliance measures and risk management programs regarding environmental protection and occupational health and safety; and
•	Discuss with management the scope and plans for the conduct of audits of EHSS performance, significant results of audits, and pending or threatened material proceedings or complaints relating to EHSS.

Charter:
The Environmental, Health, Safety and Sustainability Committee is governed by the Environmental, Health, Safety and Sustainability Committee Charter, which is available on the Corporation’s website at www.domtar.com.

Finance Committee
Four members
•	Brian M. Levitt, Chair	The Finance Committee is composed solely of independent directors.
•	David G. Maffucci
•	Denis Turcotte
•	Mary A. Winston

Meetings During 2020: Four
Key Responsibilities:
•	Review the Corporation’s:
– Capital structure and capital allocation;
– Significant financing transactions;
– Mergers, acquisitions and divestitures;
– Insurance coverage and programs;
– Jointly with the HRC, oversee the work of the Pension Administration Committee (“PAC”) with respect to the financial aspects of the PAC’s annual report;
•	Approve the Funding Policy for Defined Benefit Pension Plans and additional contributions to pension plans; and
•	Generally assist the Board of Directors in the oversight of financial resource strategies and policies, including oversight of the risks associated with matters within the Committee’s responsibilities and duties.

Charter:
The Finance Committee is governed by the Finance Committee Charter, which is available on the Corporation’s website at www.domtar.com.

Board of Directors Leadership Structure

In accordance with our Corporate Governance Guidelines, the positions of Chairman of the Board and Chief Executive Officer are separate and distinct. We believe that this structure recognizes the time and effort that our CEO is required to devote to his position, while facilitating the independent functioning of the Board, thus enhancing the fulfillment of its oversight responsibilities and setting the tone for the Board in fostering ethical and responsible decision-making and sound corporate governance practices.

Currently, the position of Chairman of the Board is held by Mr. Robert E. Apple, and the position of CEO is held by Mr. John D. Williams. Separating these positions allows our CEO to focus on the management of the Corporation, while allowing our Chairman to lead the Board in its role of providing advice to, and independent oversight of, management.

Charter of the Chairman of the Board

The Board has a charter outlining the qualifications and key responsibilities of the Chairman of the Board which includes board management, board independence and governance, interactions with the President and Chief Executive Officer and management, and stockholder relations. The charter is available on the Corporation’s website at www.domtar.com.

2021 PROXY STATEMENT

Board of Directors’ Role in Risk Oversight

Our Corporate Governance Guidelines explicitly recognize that it is the responsibility of the Board to assess risks facing the Corporation and to review strategies for risk mitigation. Areas of material risk to the Corporation include economic and strategic factors (such as those related to making the right strategic choices, innovation in product and process development, customer demand, and competition), operational matters (such as project management, cost control, cybersecurity and infrastructure protection), and regulatory matters (such as those relating to environment, and workplace health and safety).

Our Board committees assist the Board in fulfilling its risk oversight responsibilities in certain areas of risk, including the following:

•

the Audit Committee has primary oversight over the Corporation’s enterprise risk management (ERM) process and cybersecurity, as well as primary oversight responsibility to review financial statements, financial disclosures and internal controls and procedures;

•	the Human Resources Committee has responsibilities related to succession planning risks and the business risk implications of our compensation policies and programs;

•	the Nominating and Corporate Governance Committee is responsible for addressing questions and risks related to Board organization, membership, corporate governance, and compliance;

•	the Environmental, Health, Safety and Sustainability Committee reviews operational risk issues related to environmental protection, occupational health and safety and sustainability; and

•

the Finance Committee reviews the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, the Corporation’s risks related to capital structure, financing, insurance and pension.

Our Board committees fulfill these duties with quarterly, or when appropriate, more frequent meetings with members of management, and other parties as appropriate, responsible for specific areas of risk, including, in the case of the Audit Committee, the internal auditors and the independent auditors, and the committees regularly report to the Board.

Our Board and our Audit Committee work closely with management to oversee the Corporation’s ERM process and to identify and prioritize key risks faced by the Corporation. As part of its ongoing risk oversight duties, the Board implemented the Corporation’s ERM Governance Policy, which establishes the fundamental principles of risk accountability and risk management as integral parts of our enterprise culture and day-to-day business activities. In addition, the Board performs detailed periodic reviews of key identified risks as part of its regular meeting agenda. It is the policy of the Corporation to pursue the opportunities to achieve its strategic, business and operational objectives in a manner that involves an acceptable level of risk.

The Board has also formally adopted the Corporation’s Compliance Program, centralizing in a single source of reference a program statement and a framework for oversight of key compliance policies covering the various areas of the Corporation’s activities, intending to reflect best practices in the context of the Corporation’s particular circumstances and needs. The Program requires the Board of Directors, management and employees to act in a consistently ethical and legal manner and, as a consequence, to minimize the risk that conduct by employees will provide the basis for legal actions, civil penalties or criminal sanctions against them or the Corporation, or damage the Corporation’s reputation, and takes into account the principles and criteria developed by the U.S. Federal Sentencing Guidelines for the implementation of effective compliance and ethics programs. The Program is integrated with the Corporation’s ERM program.

Board Oversight of Environmental, Social and Governance (ESG) Matters

Our Board of Directors has recognized the heightened role that environmental, social and governance (ESG) factors can play in shaping the Corporation’s business strategies, while also addressing important environmental and socioeconomic challenges around the globe. When soundly managed, ESG issues can work as drivers toward greater profitability and higher corporate valuation as well as catalysts for meaningful social and economic changes in the lives of our employees, customers, communities and shareholders. A major component of managing ESG factors is listening by our Board to stakeholders and deepening our understanding of their perspectives on these issues.

Our Environmental, Health, Safety and Sustainability Committee (“EHSS”) is continually engaged in reviewing the corporation’s sustainability governance statements, policies, risk management plans, programs, practices and organizational capabilities to match the ESG expectations of our stakeholders.

Sustainability is at the heart of ESG factors and our EHSS Committee conducts oversight of all sustainability factors that range from ensuring that Domtar has responsible sources of fiber for our mills to decreasing the environmental footprint of our production facilities and other operations. Domtar’s focus includes, among other things, promoting sustainable harvesting, reducing waste, water usage and greenhouse gas emissions, utilization of renewable energy resources, and recycling of byproducts. During 2020, management met regularly with the EHSS Committee and reported on these and related topics. As part of this process, the Committee considered both the risks and opportunities related to Domtar’s sustainability efforts, including the role of sustainability in Domtar’s business strategy.

2021 PROXY STATEMENT

Our Nominating and Corporate Governance Committee (“NCG”) also takes a leadership role in shaping and providing oversight of ESG factors as part of the Corporation’s governance documents. It also makes recommendations to the Board regarding its composition and size to ensure it has the requisite expertise, diversity and backgrounds.

ESG initiatives include Human Capital Management (HCM) issues. Our Board and Human Resources Committee (“HRC”) highlight the importance of HCM by conducting rigorous reviews of strategies, programs and practices including succession planning, compensation, benefits and training, talent recruiting and retention and diversity and inclusion. Their work includes briefings from senior management to assess how conduct and cultural expectations are being met to maintain the Corporation’s high ethical standards. Setting the tone at the top is a key factor in establishing HCM accountability and continued progress throughout the organization. Domtar’s Diversity and Inclusion Council, chaired by our CEO John Williams, is advancing our commitment to making diversity and inclusion an integral part of Domtar’s business.

While uniform ESG regulatory requirements are still being formulated across borders, regulatory agencies and industries, our EHSS, HRC and NCG Committees collaborate to monitor emerging ESG trends to keep abreast and make timely recommendations to the Board. Implementing best practices, communicating with our stakeholders, collecting accurate ESG data and reporting it in a transparent manner is at the core of the Board’s oversight of our ESG platform.

Board Oversight of the Corporation’s Strategy

Our Board is actively involved in the development and implementation of Domtar’s long-term strategy. The strategic plan is developed through interactive dialogue between directors and management, and the Board exercises regular oversight on key strategic choices. The Board and management hold an annual strategic planning retreat to develop/re-calibrate the long-term strategic plan. Strategic updates are reviewed and discussed with the Board at each meeting.

Director Independence and Other Determinations

Pursuant to the Corporation’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2021. During annual reviews, the Board considers any transactions and relationships between each director or any member of his or her immediate family and the Corporation. The Board also examines any transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent.

In connection with the 2021 annual review of director independence, the Board considered the business services and products supplied to, or purchased from, the Corporation in the ordinary course by companies where Mses. Strobel and Winston and Mr. Levitt serve as directors, and Mr. Turcotte as director or managing partner and chief operating officer. The Board concluded that these transactions do not affect the independence of any of these directors, and, therefore, upon recommendation by the NCGC, has affirmatively determined that each of our directors, other than Mr. Williams, who is the President and Chief Executive Officer of the Corporation, has no material relationship with us, and is independent under the independence requirements of the listing standards of the NYSE and TSX, the Corporation’s Corporate Governance Guidelines, and our Director Independence Standards that are available on the Corporation’s website at www.domtar.com.

In addition, the Board, upon recommendation of the NCGC, considered and affirmatively determined that Ms. Winston and Messrs. Illingworth and Maffucci meet the independence requirements of the SEC and the NYSE rules for Audit Committee members, and that the members of the Human Resources Committee, Mses. Strobel and Alvarez and Messrs. Levitt and Turcotte, meet the independence requirements of the SEC, of the NYSE rules and the Internal Revenue Code for compensation committee members.

Board Refreshment and Evaluation Process

Our Board believes it is important to have a balance between experienced directors with a deep institutional knowledge of the Corporation and directors with knowledge relevant to the Corporation’s strategic goals and challenges who can bring a renewed perspective in the boardroom. The Corporate Governance Guidelines also provide for mandatory retirement of directors at age 75.

The Board and NCGC also believe that a robust and constructive evaluation process is an essential component of good corporate governance, and encourages refreshment. Through this annual process, directors provide feedback and assess Board, committee and director performance, including areas where the board believes it is functioning effectively and areas where the Board believes it can improve.

Evaluation Components:

•	The Board conducts an annual self-evaluation

•	Each committee conducts an annual self-evaluation

2021 PROXY STATEMENT

•

Topics covered include Board and committee priorities, areas for improvement, fulfilment of respective responsibilities, composition and mix of skills, structure and organization of meetings, level and quality of interaction with management

•

Individual director evaluations conducted annually by the Chairman of the Board in one-on-one meetings with each director covering a wide range of topics that include Board priorities and processes, as well as individual effectiveness and contribution.

The findings are discussed at the February meetings of the NCGC and the Board, and matters that have been identified as requiring a follow-up are dealt with accordingly.

Board Oversight of Succession Planning

The Nominating and Corporate Governance Committee and the Human Resources Committee oversee the succession planning for the President and CEO and the other members of the Management Committee of the Corporation and regularly report to the Board.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics that is applicable to its directors and all employees, including the principal executive officer, the principal financial officer and the principal accounting officer, and which is available on the Corporation’s website at www.domtar.com. Directors and employees are required to complete annually a mandatory online training program that includes a certification attesting of their adherence to the Code.

Related Person Transaction Policy

Our Board has adopted written Procedures for Review of Related Person Transactions. These procedures cover transactions in which the Corporation or any subsidiary was or is to be a participant, the amount exceeds $120,000, and a “related person”, as defined in Item 404(a) of Regulation S-K under the Exchange Act, has or will have a direct or indirect material interest. Each director, director nominee and executive officer of the Corporation must notify the Vice-President, Corporate Law and Secretary in writing of any such related person transaction. The Vice-President, Corporate Law and Secretary provides a copy of the notice to the Audit Committee, which reviews such transaction and approves it if the Audit Committee determines the transaction is fair and reasonable to the Corporation and consistent with the Corporation’s best interest. No such transactions were identified in 2020.

Stakeholders Communications with the Board

Stockholders and other interested parties who wish to contact the Chairman of the Board, our non-management directors as a group or any committee chairperson may send written correspondence, in care of the Assistant Secretary, to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6. The procedures for the submission of such communications, including any complaints or concerns regarding accounting issues or other compliance matters, are contained in our Policy on Stakeholders Communications with the Board of Directors, which is available on the Corporation’s website at www.domtar.com.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the Office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications will be distributed to the director, or group of directors, to whom they are addressed. Other correspondence received by the Corporation that is addressed to one or more directors, such as subscription offers, conference invitations, media inquiries and requests for contributions, will be directed to the Office of the Secretary and treated according to our Policy on Stakeholders Communications with the Board of Directors.

Exemption from Toronto Stock Exchange (TSX) Rules

In reliance on Section 401.1 of the TSX Company Manual, the Corporation has been granted an exemption from the requirements of Section 461.4 of the TSX Company Manual, the effect of which is that the Corporation will not have to issue a news release announcing the results of the vote following the stockholders meeting. The Corporation will publish final results of the vote in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days following the meeting.

The Corporation sought the exemption on the basis that (i) the Corporation’s primary listing is the New York Stock Exchange; (ii) the Corporation is incorporated in the State of Delaware; and (iii) less than 25% of trading volume in the Corporation’s shares was on Canadian marketplaces. The Corporation will be required to notify the TSX of its continued reliance on the exemption before each successive annual meeting of stockholders.

Board Attendance at Stockholder Meetings

The Corporation expects its directors to attend the online annual meeting of stockholders.

2021 PROXY STATEMENT

COMPENSATION DISCUSSION

AND ANALYSIS (“CD&A”)

Executive Summary

2020 Business Highlights

In fiscal year 2020, restrictions, closures and the resulting impact on consumer mobility had a significant effect on paper demand and resulted in higher than expected costs to balance our production with customer demand while our pulp business was negatively impacted by cycle low prices.

Personal Care continued to provide essential products to consumers during the pandemic and seamlessly executed on their new customer wins. The business further improved profitability, gained new customers and enhanced the operating structure and cost profile of the business. On March 1st, 2021, the Company concluded the sale of the Personal Care business to American Industrial Partners for $920 million.

Our net loss amounted to $127 million ($2.29 per share on a diluted basis). The Company had earnings from continuing operations before items1 of $1 million ($0.02 per share) for fiscal year 2020. Cash flow from operating activities amounted to $411 million for fiscal year 2020 while free cash flow1 amounted to $236 million. In addition, EBITDA before items1 amounted to $297 million, while net debt-to-total capitalization ratio1 stood at 26% at December 31, 2020.

Our 2020 highlights include:

Driving Value in the Pulp and Paper Business

•	Reduced Paper cash costs by focusing on cost reductions across our business and removing some of our highest cost manufacturing assets

•	Acquired Appvion’s thermal coater and POS business which provides access to and insight into coated specialty papers market growing globally

•	Pulp volume grew by 7% in 2020 as we converted paper capacity to pulp capacity

•	Integrated EAM Corporation into the Pulp business (previously under our former Personal Care segment), positioning the business as an absorbent-material business

•	Completed the first element of the Espanola, Ontario pulp and paper mill revitalization plan which resulted in streamlining from two bleach plants to one

Execution of Strategic Initiatives

•

Announced cost reduction program with a $200 million run-rate target by the end of 2021 which included initiatives in three main areas: business optimization, manufacturing cost reduction, and rightsizing SG&A

•

Launched the first conversion of a large paper mill to containerboard; we also launched a preliminary engineering study to analyze the attractiveness of installing a new containerboard machine at Ashdown

•	Successfully completed the sale of the Personal Care business for $920 million

COVID-19 Response

•	Established a multifunction COVID-19 task team which worked to understand and then align with the guidance given by the CDC and other governmental agencies

•	Implemented rigorous and disciplined COVID-19 prevention protocols put in place for all our teams and operating sites across the business sites to minimize the potential of virus transmission at work

[1]

EBITDA before items, free cash flow and net debt-to-total capitalization ratio are non-GAAP financial measures. Please refer to the Reconciliation of non-GAAP Measures on page 64 of this Proxy Statement.

2021 PROXY STATEMENT

•	Additional communications were created to provide information to employees, and our COVID-19 guidance was integrated into existing communication channels

•	Maintained business continuity throughout the pandemic despite minor disruptions

2020 CEO Compensation

Our CEO’s target compensation in 2020 was unchanged from 2019, with the same base salary, target Annual Incentive Plan (“AIP”) award, and target Long-Term Incentive Program (“LTIP”) award. The Human Resources Committee (“HRC”), at its February 23, 2021 meeting, reviewed Domtar’s 2020 performance and the results of our AIP scorecard, and approved an AIP payout to our CEO of 62.90% of target (or $893,272), resulting in total cash compensation of $2.1 million in 2020. Further, based on performance against our goals, the HRC approved a payout to our CEO under the Performance Share Unit cycle for 2018 – 2020 of 93.75% of target ($1,716,610 on the vesting date), resulting in total direct compensation of $4,848,789 in 2020.

To illustrate the real effect of our executive compensation plans as they relate to the performance of the Company, we have included a realizable pay analysis on page 29 to provide an enhanced perspective on the amounts reported in the Summary Compensation Table. We believe that this analysis reflects our ongoing commitment to our pay-for-performance philosophy. Note that, while our CEO’s target pay in 2020 was $6.79 million, his realizable pay at the end of 2020 was $5.40  million.

Philosophy and Goals of Executive Compensation Programs

Our executive compensation program is designed to attract, retain and motivate talented key executives who are critical to Domtar’s success over the long term, consistent with the interests of our stockholders in driving both short- and long-term performance of our company. Our program is built around the following principles:

•	Emphasize variable pay: We place greater emphasis and focus on compensation that is linked to company performance, rather than on “fixed” compensation;

•	Pay for performance: Our goal is that the majority of executive compensation is earned only when we achieve our financial, operating and strategic goals; and

•	Align executive interests to stockholder interests: A significant portion of the total compensation opportunity for our senior executives is directly linked to the performance of our stock.

2021 PROXY STATEMENT

Summary of our Executive Compensation Practices

The following discussion details the key executive compensation practices that we believe drive performance and are in the interests of our stockholders. It also lists practices we have not adopted because we believe they would not support our goals and are not in our stockholders’ interests.

What We Do		What We Don’t Do

✓	Retain independent compensation advisors engaged by, and reporting directly to, the HRC	× × × × × ×

Give excessive perquisites or other benefits

Approve excise or other tax gross-ups (other than for relocation benefits)

Backdate or reprice stock options

Pay dividends on performance-based stock awards

Recycle shares for stock options and/or stock appreciation rights in stockholder approved incentive plan

Allow short sales, public trading of puts, calls or other derivatives, hedging or pledging of our stock by executives or directors

✓	Maintain a pay mix that emphasizes variable and performance-based compensation rather than focusing on “fixed” pay
✓	Use multiple performance measures in both the AIP and LTIP, to recognize that our success is based on performance across a wide spectrum of financial and operating measures
✓	Benchmark pay based on the size-adjusted median of companies with which we compete for business and for talent, with the ability for actual pay to vary above or below target based on performance
✓	Fully disclose the financial performance drivers used in our incentives, in numeric terms
✓	Periodically assess the relationship between executive pay and company performance, both in absolute terms and relative to peers
✓	Maintain stock ownership guidelines for executives, and require specific holding periods for awards earned
✓	Review tally sheets regularly
✓	Regularly review share utilization levels
✓	Maintain clawback provisions to recoup pay in select circumstances

✓	Consult with key shareholders and proxy advisory firms

Key Compensation Decisions for 2020

The HRC reviews the Corporation’s compensation plans on an ongoing basis to ensure that our plans are aligned with the overall strategy of the Corporation and the long-term interests of our stockholders. In light of the business transformation that is underway, our goal is to make sure that the plans provide the right incentives for our key management team and align their interests with those of our stockholders in maximizing earnings and cash flow in all of our businesses. The metrics for participants in the 2020 corporate AIP were weighted 65% on corporate performance and 35% on division performance, with the division performance weighted 5% on Lost Time TFR (“LTFR”) (a Pulp & Paper Health & Safety metric) and 30% on Pulp Productivity.

As part of the business transformation, Michael Garcia’s position of President, Pulp & Paper Division was eliminated from the organization effective January 4, 2021 as part of the Corporation’s move to a leaner, lower-cost management structure that is better suited to current needs. Mr. Garcia was a valued employee, and the Corporation is grateful to him for the important systemic improvements that he brought to the Corporation during his tenure. The Corporation entered into a separation agreement and general release with Mr. Garcia on January 19, 2021 in connection with his departure. The material terms of Mr. Garcia’s separation agreement are described in the section entitled “Employment Agreements and Potential Payments upon Termination or a Change in Control.”

In addition, the Corporation previously announced that Mr. Michael Fagan has left the Corporation effective March 1, 2021 in connection with the sale of Domtar’s Personal Care division. In order to incentivize Mr. Fagan to remain employed with the Corporation through the consummation of the sale of the Personal Care division and in recognition of his contributions and efforts with the sale process, the HRC approved a cash retention bonus in the amount of $816,156 and the Company entered into a retention bonus agreement on January 7, 2021. The retention bonus was paid upon the consummation of the sale of Domtar’s Personal Care division.

2021 PROXY STATEMENT

2020 Compensation Results

For 2020, our Named Executive Officers (“NEOs”) are:

John D. Williams	President and Chief Executive Officer (President and CEO)
Daniel Buron	Executive Vice President and Chief Financial Officer (CFO)
Michael Fagan	Former President, Personal Care Division (President, Personal Care division)[2]
Michael D. Garcia	Former President, Pulp and Paper Division (President, Pulp & Paper division)[3]
Zygmunt Jablonski	Senior Vice President and Chief Legal and Administrative Officer (SVP, Chief Legal & Administrative Officer)[4]

Annual incentive awards as a percentage of target earned by our NEOs based on our business results are summarized below:

The status of the LTIP Performance Share Units (“PSUs”) based on performance results are summarized below:

•	2018 PSUs – Now completed, with a total payout earned of 93.75% of target (100%) for performance during FY2018, FY2019, and FY2020, and cumulative from FY2018 through FY2020

•	2019 PSUs – Award banked at 6.38% (out of 50%) for Total Shareholder Return (“TSR”) and Return on Invested Capital (“ROIC”) performance during FY2019 and FY2020

•	2020 PSUs – Award banked at 6.50% (out of 25%) for TSR and ROIC performance during FY2020

For additional details, please see the “Performance-Based Annual Bonuses” and the “Long-Term Equity Incentives” sections on pages 34 and 37, respectively.

Additional Information on Executive Compensation Program

Compensation Decisions for 2020 – CEO Details

The tables and charts below show target total direct compensation for the CEO and reflect pay decisions made for 2020, as well as the competitive positioning as compared to the size-adjusted median of the proxy peer group as described on page 33.

[2]	Mr. Fagan left Domtar effective March 1, 2021, in connection with the sale of Domtar’s Personal Care division.
[3]	Mr. Garcia left Domtar effective January 4, 2021, as part of the Corporation’s management structure redesign.
[4]	Mr. Jablonski will be leaving Domtar effective April 2, 2021, as part of the Corporation’s management structure redesign.

2021 PROXY STATEMENT

John D. Williams: CEO – Target Total Direct Compensation

			Change

John D. Williams	2019	2020	Dollars	Percent

Base Salary	$1,213,800	$1,213,800	$0	0%

Annual Incentive Plan

Target % of Base Salary	117%	117%

Target Dollars	$1,420,146	$1,420,146	$0	0%

Target Total Cash	$2,633,946	$2,633,946	$0	0%

Actual Payout % of Target	14.41%	62.90%

Actual Payout Dollars	$204,643	$893,272	$688,629	336.50%

Actual Total Cash	$1,418,443	$2,107,072	$688,629	48.55%

Long-Term Incentive (LTIP) Target

Target % of Base Salary	325%	325%

Target Dollars	$3,944,850	$3,944,850	$0	0%

Target Total Direct Compensation	$6,578,796	$6,578,796	$0	0%

The following graph shows a comparison of our CEO’s target total compensation against peers.

* The dotted line references where Mr. Williams 2020 Target Total Compensation is relative to the peer companies.

CEO – Realizable Pay Analysis

Compensation levels reported in the Summary Compensation Table on page 45, for each of the Named Executive Officers, represent a combination of actual cash compensation earned during the year (base salary paid plus actual bonuses earned) and equity compensation granted during the year valued at grant date, assuming targeted performance achieved. The compensation actually realizable, or realized, by the individual may be considerably more or less based on Company operating and stock price performance. The information below provides a depiction of the actual compensation realizable by our CEO, reflecting both company performance and stock price movement over the last three years.

2021 PROXY STATEMENT

Domtar Performance and Impact on Variable Pay

Realizable pay for Domtar’s CEO is impacted by the following:

Pay Components	2018	2019	2020

AIP Payout – Actual % of Target	158.22%	14.41%	62.9%

Absolute ROIC Payout for PSUs – % of Target	150% (actual)	50% (actual/projected)	75% (actual/projected)

Relative TSR Payout for PSUs – % of Target	37.50% (actual)	62.75% (actual/projected)	75% (actual/projected)

Stock Price for PSUs / RSUs / Options

Valuation Price (12/31/20)	$31.65	$31.65	$31.65

Grant/Exercise Price	$43.66	$52.36	$33.72

Stock Option Value	underwater	underwater	underwater

CEO Realizable Pay	-8% versus target	-55% versus target	-20% versus target

The table below outlines the realizable compensation for the CEO for the last three years in contrast to the targeted values for each of the three years. This table illustrates the pay-for-performance nature of our executive compensation program.

CEO Targeted Pay(1) Vs. Realizable Pay(2)

The following pay elements are included in both targeted and realizable pay:

	2018		2019		2020

CEO Pay	Targeted Pay	Realizable Pay	Targeted Pay	Realizable Pay	Targeted Pay	Realizable Pay

Base Salary	$1,213,800	$1,213,800	$1,213,800	$1,213,800	$1,213,800	$1,213,800

Bonus	$1,420,146	$2,246,955	$1,420,146	$204,643	$1,420,146	$893,272

Long-Term Incentives	$3,694,011	$2,352,643	$4,356,220	$1,760,455	$4,154,011	$3,291,672

Total Compensation	$6,327,957	$5,813,398	$6,990,166	$3,178,898	$6,787,957	$5,398,744

(1)

Targeted Pay consists of the summation of (a) base salary paid during the year; (b) target bonus for the year; and (c) equity awards valued using the grant date fair value in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions.

(2)

Realizable pay consists of the summation of (a) base salary paid during the year; (b) actual bonus received for the respective year of performance; (c) intrinsic value of in-the-money stock options (based on a stock price of $31.65, which was the closing price of Company stock on December 31, 2020); (d) Restricted Stock Units based on the closing stock price as of December 31, 2020; and (e) Performance Stock Units adjusted for actual performance (where known), or target (if performance is unknown) based on the closing stock price as of December 31, 2020.

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Direct Compensation Mix – at Target

The 2020 target pay mix for our CEO and other NEOs is shown below, and reflects the pay changes made for 2020.

The pay mix reflects greater emphasis on variable performance-based compensation for our CEO than for our other NEOs commensurate with his impact on the Corporation’s overall performance, and the importance the HRC places on achieving the Corporation’s strategic transformation goals.

2021 Executive Compensation Program Update

At our 2020 annual meeting, the executive compensation program received support from 94.33% of the votes cast. During our subsequent stockholder engagement cycle, we did not receive specific feedback on what design changes stockholders would like to see regarding our executive compensation program.

As part of its ongoing discussion and review of our executive compensation program to effectively address general feedback received from our stockholders, including positive comments about our pay program and disclosure, our ongoing business needs, overall market competitiveness, performance, and retention concerns, the HRC did not approve any 2021 compensation program changes.

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Executive Compensation Decision-Making Process

Process and Participants

Our executive compensation program is the result of continuing interaction between our HRC and management, as well as input received from independent compensation advisors. The table below lists the primary roles of the key participants in our executive compensation decision-making process:

Process and Participants	Description of Role

Human Resources Committee

•    The HRC and the Board recognize the importance of executive compensation decisions to our stockholders and to our management team. The HRC’s efforts on these matters are structured to ensure that sound processes are followed, that sufficient time is provided for deliberation, and that decisions are made in support of our longer-term business strategy and objectives.

Independent Compensation Advisor

•    The HRC has retained Hugessen Consulting Inc. (“Hugessen”) as its independent advisor, and has assessed and concluded that Hugessen is independent and free from potential for conflicts of interest as per NYSE listing standards. On behalf of the HRC, Hugessen reviews and comments on management’s recommendations and related materials, conducts independent research, keeps the Chair apprised of any concerns, and participates in meetings as requested by the Chair. Hugessen does not accept any work from management absent express direction from the HRC.

•    Specific areas on which Hugessen consulted with the HRC during 2020 include: review and comment on management’s proposed programs for 2020, proxy statement disclosures, compensation peer group, benchmarking results for senior executives and resulting compensation recommendations, CEO compensation, performance measures, potential program changes for 2021, and regulatory and stockholder perspectives on pay and performance.

CEO Performance and Pay Evaluations

•    The HRC has developed a structured and thorough process for assessing the CEO’s performance and pay. Relevant pay and performance data are provided to the HRC by Management, and reviewed and augmented by Hugessen as the HRC considers necessary. After the Board and HRC Chairs review the CEO’s self-assessment of his and the Corporation’s performance, with input and evaluation from the other independent directors, and consider any supporting market and performance data, the HRC makes its pay decisions and reports them to the Board. The Board and HRC Chairs then provide performance feedback to the CEO, and communicate any resulting compensation actions.

Management

•    The CEO provides input to the HRC on several aspects of executive and Corporation performance, including overall goals and results achieved, as well as performance and pay for members of the Management Committee. In 2020, the Senior Vice-President and Chief Legal and Administrative Officer, who is also responsible for the human resources function of the Corporation, regularly attended HRC meetings, and provided support regarding recommendations presented to the HRC for approval. Management retains Meridian Compensation Partners, LLC as its consultant, to provide general advice and counsel on various executive compensation matters.

Benchmarking

Use of Market Data

We use compensation market data as a reference for understanding the competitive pay positioning of each pay element and total compensation. Our HRC does not seek to manage total compensation of our executive officers within a prescribed competitive position or percentile of the comparator group or compensation market data. Instead, in exercising its judgment about compensation decisions, our HRC reviews compensation for each executive officer in relation to a range of market data (e.g., median, 25th percentile, 75th percentile, etc.) and considers this, along with internal and other external factors, in making executive pay decisions.

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Peer Group

Our approach to executive pay benchmarking focuses on companies that reflect our industry, size, and ongoing business challenges. We conduct a formal benchmarking analysis every other year. Therefore, the market data used for 2020 pay was aged data from the 2019 compensation analysis. The peer group used in that analysis was approved in the summer of 2018 based on 2017 revenues.

•	At the time the peer group was approved, Domtar’s revenues were at the median revenues of the peer companies.

•

Peer group includes 19 companies in the paper & forest products and containers & packaging industries. Revenues generally range from 1/2x to 2x our revenues, but key larger industry competitors also are included. This peer group is used as the primary market reference for CEO and CFO pay comparisons, as well as for incentive plan design review.

•	When benchmarking executive positions that are not widely reported in proxy filings, we use the same peer group companies that have participated in Aon Hewitt’s executive pay database.

•

To normalize for differences in company size, market median pay levels for our executives were determined for each component of pay and for total pay on a size-adjusted basis, using regression analysis based on revenues. In the benchmarking analysis used to make pay decisions in early 2020, the median revenues of the proxy group was $5 billion.

•

Our HRC, with the advice of its independent compensation advisor and recommendations of our CEO and our Senior Vice-President, Chief Legal and Administrative Officer, reviews and approves the composition of our comparator group annually. Our HRC believes that the use of the current comparator group and selection criteria provided useful compensation benchmark information as a result of a close fit between Domtar and the comparator group companies in terms of the industry and performance profile.

Use of Tally Sheets

Our HRC regularly reviews tally sheets for each of the NEOs and the other members of our Management Committee that provide a comprehensive view of target, actual and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets are intended to facilitate the HRC’s understanding of the nature and amounts of total compensation under our executive compensation program, and to assist the HRC in their overall evaluation of our program.

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Details of Executive Compensation Program

Components of Executive Compensation

The principal components of our ongoing compensation program for our NEOs, and their primary purposes, are detailed below:

Component	Purpose

Base salaries	Deliver a competitive level of fixed cash pay intended to reflect the primary duties of the role

Annual cash bonuses	Offer an opportunity to earn additional pay based on achieving predetermined performance goals pursuant to our Annual Incentive Plan (“AIP”)

Long-term equity incentives	Align executives’ interests with stockholders through equity-based incentive vehicles pursuant to our Omnibus Incentive Plan

Retirement and other health/welfare benefits	Provide assistance with executive retirement needs, and security in case of possible illness, disability, or loss of life

Perquisites	Limited business-related benefits are provided

Severance and Change- in-Control provisions	Provide protection against termination of employment for reasons beyond the executives’ control

The following paragraphs describe our approach to each component in greater detail.

Base Salaries

Every year, the HRC considers whether to grant merit increases and/or market-based adjustments to our executives. Such increases are not always made annually, but rather are made periodically after the HRC considers several factors:

•	Competitive market pay levels derived from our benchmarking analyses;

•	The executive’s performance throughout the year, and whether his or her duties changed during the year; and

•	The overall economic climate, and the Corporation’s performance.

Base salaries in 2020 for our NEOs were therefore as follows:

Name	Position	2019	2020	% Change

John D. Williams	President and CEO	$1,213,800	$1,213,800	0%

Daniel Buron	CFO	$642,398	$661,670	3%

Michael Fagan	President, Personal Care Division	$528,256	$544,104	3%

Michael D. Garcia	President, Pulp & Paper Division	$659,844	$679,639	3%

Zygmunt Jablonski	SVP, Chief Legal & Administrative Officer	$580,310	$597,719	3%

Performance-Based Annual Bonuses

Annual cash incentives focus our executive officers on achieving specific annual financial and operating results. Our AIP plays a key role in ensuring that our total cash compensation opportunity remains competitive.

Target awards. Each NEO has a target bonus award for the plan year, expressed as a percentage of the actual base salary paid to the NEO during that year. For 2020, short-term incentive targets were as follows:

Name	Position	Target as Percent of Salary
John D. Williams	President and CEO	117%
Daniel Buron	CFO	89%
Michael Fagan	President, Personal Care Division	89%
Michael D. Garcia	President, Pulp & Paper Division	89%
Zygmunt Jablonski	SVP, Chief Legal & Administrative Officer	75%

Based on performance, actual awards earned can vary as a percent of target from below threshold of 0% (if performance is below threshold for all measures) to a maximum of 200%. Achieving results at the threshold performance for any measure will result in a payout

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equal to 30% of the target award allocated to that measure. Between performance levels, award payouts will be interpolated on a straight-line basis.

Performance measures. The AIP measures results for Key Performance Indicators (“KPIs”) that we view as critical to positioning our business for the future. AIP performance measures are categorized as Fixed or Floating, and are measured at the Corporate level, the Pulp & Paper Division level, and/or the Personal Care Division level.

The Fixed measure categories of EBITDA and Health and Safety remain constant from year to year. The Floating or variable measures change periodically based on the more immediate business challenges we expect for a particular year. The measures applicable for our FY2020 program are described below.

Fixed Measures – measured at both the Corporate and Division levels

EBITDA. We view EBITDA as a leading indicator of our ability to successfully manage our business. This measure is defined as earnings before interest, taxes, depreciation and amortization, and excluding certain one-time or nonrecurring items as further described in our AIP.

Health and Safety. Providing a safe working environment for our employees is critical to our business and directly correlated with efficient operations and manufacturing excellence. This measure focuses on the degree to which we reduce the number of occurrences that must be reported to Occupational Safety and Health Agency (“OSHA”).

Floating Measures – measured at the Division level only; included in Corporate and Division plans

Pulp & Paper Division

•

Pulp Productivity. Increasing our productivity levels is an indicator of the efficiency with which we deploy our assets. This item measures productivity at our pulp and integrated mills relative to the prior year’s performance.

Personal Care Division

•	No floating metrics; division performance is captured by weighting Personal Care EBITDA and Health and Safety in order to focus on driving bottom line results and delivering on margin improvements.

Corporate and Division incentive plan structures. The measures and weightings for each of the Corporate, Pulp & Paper Division and Personal Care Division AIPs are indicated below.

•

Corporate performance measures. Corporate performance measures stayed consistent with prior years with two fixed measures. However, in 2020, similar to 2019, the floating measure weight focused on Pulp Productivity.

•

Pulp & Paper Division performance measures. The measures for Mr. Garcia’s annual cash incentive bonus are based on a combination of company and division performance, which remained consistent with last year.

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•

Personal Care Division performance measures. The measures for Mr. Fagan’s annual cash incentive bonus are based on a combination of company and division performance, which remained consistent with last year.

Performance goals and results achieved. The following charts present each KPI, its weighting, the performance goals established at the beginning of 2020, results achieved for each measure, and the related payout earned as a percent of the target award. Our HRC, in exercising its judgment regarding the appropriate level of threshold, target and maximum goals for the 2020 performance measures, considered a number of factors that included the following (without any specific weighting):

•	Historical results for the performance measure;

•	Internally forecasted results for the performance measure as determined through our annual budgeting process;

•	External expectations for the performance measure; and

•	Expected degree of difficulty and likelihood of achieving the minimum, target and maximum goals.

Our HRC, with the guidance of its independent compensation consultant, reviews and approves the AIP goals on an annual basis. Financial metrics, such as EBITDA, are established in accordance with our annual budget, based on the business expectations for the coming year.

The 2020 EBITDA payouts for the Company were above threshold; however, payouts for the Pulp & Paper Division were below threshold, as Pulp & Paper EBITDA was negatively impacted by the significant decline in paper demand due to the COVID-19 pandemic, the cost to manage our paper supply with customer demand and cycle low pulp prices. Raw material commodity pricing and lower SG&A helped bolster results at the overall company level, and new customer wins in Personal Care drove higher operating rates and resulted in an enhanced operating structure.

The Human Resources Committee reviews the performance of each NEO while taking into account Mr. Williams’ assessment for each of his direct reports. The Committee considered each NEOs performance against key strategic initiatives, operational efficiency, and leadership goals established at the beginning of 2020.

Performance Metrics	Performance Goals and Results					Results by Business Unit
				Actual Results		Corporate		Pulp & Paper		Personal Care
	Threshold 30%	Target 100%	Maximum 200%	Amount	% of Target	Weight	Payout as % of Target	Weight	Payout as % of Target	Weight	Payout as % of Target
EBITDA
Company	$393.4	$479.0	$564.6	$430.0	59.9%	60%	35.96%	20%	11.99%	20%	11.99%
Pulp & Paper	$357.0	$420.0	$483.0	$330.0	0.0%	—		40%	0.00%	—
Personal Care	$96.9	$114.0	$131.1	$131.4	200%	—		—		70%	140.00%
Health & Safety
Company	0.84	0.65	0.50	0.78	52.2%	5%	2.61%	—		—
Pulp & Paper	0.85	0.67	0.50	0.73	76.6%	—		5%	3.83%	—
Personal Care	0.70	0.60	0.50	1.11	0.0%	—		—		10%	0.00%
Pulp & Paper Lost Time	0.38	0.31	0.28	0.29	166.6%	5%	8.33%	5%	8.33%
Pulp & Paper – Pulp Productivity
Market Mills	5,086	5,243	5,295	5,126	57.1%	15%	8.57%	15%	8.57%	—
Integrated Mills	5,997	6,340	6,422	6,064	49.5%	15%	7.43%	15%	7.43%	—

	Total Weighting and Payout					100%	62.90%	100%	40.15%	100%	151.99%

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Long-Term Equity Incentives

Our long-term equity incentives are designed to achieve the following objectives:

•	Reward the achievement of long-term business objectives that benefit our stockholders;

•	Align the interests of our executives with those of stockholders; and

•	Retain a successful and proven management team.

At the outset of each year, the HRC reviews our program structure in light of the current state of our business and our ongoing transformation challenges. It then approves those changes it believes will better support our business strategy and align the executive team’s efforts with goals intended to increase value for our stockholders.

Award Mix. Domtar’s LTIP for senior executives for 2020 continued to use a portfolio approach, as shown below.

Restricted Stock Units: 40%

Restricted Stock Units, or RSUs, provide a retention incentive, and a sustained and meaningful alignment with stockholders, and help retain our key contributors through our sometimes volatile business cycles. Dividend equivalents are credited as additional RSUs when paid on Domtar’s common stock. RSU grants and related dividend equivalents “cliff” vest on the third anniversary of the grant, and are settled in shares of Domtar common stock.

Performance Share Units: 60%

Performance Share Units, or PSUs, link a significant portion of executive pay to long-term company performance over a three-year period, and are weighted more heavily for that reason. Awards earned may vary above or below target based on annual and cumulative performance results achieved relative to pre-established goals. Awards earned by our NEOs are settled in shares of Domtar common stock.

Approximately 275 of our managers participated in our equity compensation program in 2020. The grants awarded to our managers were generally comprised of RSUs and PSUs weighted 40% and 60%, respectively.

Overall Target Awards. Target long-term equity values for 2020 awards of PSUs and RSUs to our NEOs are shown in the following chart.

Name		Target Equity Award as a % of Base Salary
	Position	2019	2020	% Change
John D. Williams	President and CEO	325%	325%	0%
Daniel Buron	CFO	165%	165%	0%
Michael Fagan	President, Personal Care Division	160%	160%	0%
Michael D. Garcia	President, Pulp & Paper Division	160%	160%	0%
Zygmunt Jablonski	SVP, Chief Legal & Administrative Officer	130%	130%	0%

Additional information regarding the terms of our PSU and RSU awards is provided in the narrative accompanying the Grants of Plan-Based Awards Table.

Performance Measure Determinations. Performance measures for the 2020 PSUs include relative Total Stockholder Return (“TSR”) and absolute Return on Invested Capital (“ROIC”) for our overall business. The two metrics are equally weighted at 50%. These two measures in combination are viewed as solid indicators of the degree to which we create value for our stockholders.

At the beginning of the three-year cycle, goals for ROIC and TSR were set for each single year during the three-year measurement period, as well as on a cumulative basis for the entire three-year period. Each measurement period is weighted equally, as shown below.

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PSU Performance Periods. The graphs below illustrate how the performance measures apply to PSUs granted in the past three years.

No PSU awards will be earned when performance is below what is deemed to be performance threshold. Awards earned can range from 50% to 200% of target based on performance levels achieved. PSUs earned for the performance periods will vest in full at the end of the entire three-year period. PSUs awarded to our NEOs in 2020 for performance periods from 2020 through 2022 will vest in February 2023 based on performance results achieved. No dividend equivalents are paid on PSUs.

Relative TSR and the S&P 1500 Materials Index. 50% of the 2020 PSU award can be earned based on our TSR performance relative to the S&P 1500 Materials index. In December 2018, the HRC approved the use of the S&P 1500 Materials index, rather than a custom peer group. This change is to recognize that, as Domtar continues to transform its overall business strategy and become a more diversified player in the industry, the goals of the relative TSR program have changed. Domtar also recognizes that investors have choices that may go beyond the paper and personal care sectors. Relative TSR for awards granted prior to 2019 is measured against a custom industry peer group.

ROIC. 50% of the 2020 PSU award may be earned based on the achievement of ROIC for our overall business for each of the performance periods. For this purpose and to better align with industry practice, for the 2020 PSU award, ROIC is defined as:

ROIC =	EBIT x (1 – pre items effective income tax rate) + Equity Earnings
Average Invested Capital*
• Defined as Interest Bearing Debt + Pension amount in other comprehensive income (after tax) + Equity

The following tables show the ROIC and TSR goals, and the results to date for each of the 2018, 2019 and 2020 PSU grants. All performance periods for the 2018 grant are now complete, with a final payout of awards earned for that grant at 93.75% of target. The 2019 and 2020 grants are still in progress.

2018 PSU Performance Measures

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2019 PSU Performance Measures

2020 PSU Performance Measures

Linear interpolation applies to determine awards earned for results between performance levels of Threshold and Target, and between Target and Maximum.

Awards earned in relation to the TSR and ROIC results are banked until the end of the three-year performance cycle. At that time, awards earned for all tranches will be banked and either be paid out in shares or, if a timely election is made, be deferred into deferred share units (“DSUs”), which pay out in Domtar stock at a later date.

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Employee Benefits and Perquisites

As part of a competitive total compensation program, we also offer our executives the ability to participate in customary employee benefit programs as outlined in the table below.

Types of benefits	Underlying rationale for offering these benefits	Description of benefits provided

Retirement Benefits	Attract and retain the highest caliber executive talent by: • ensuring our overall compensation is competitive, and • providing our executives with a baseline level of financial security.

Tax-qualified plans:

•    Defined contribution option under the Domtar Pension Plan for Non-Negotiated Employees (Canadian tax-qualified pension plan that covers all Canadian salaried Domtar employees)

–    Mr. Buron participates in this plan.

•    Domtar U.S. Salaried 401(k) plan (tax-qualified defined contribution plan available to all U.S. Pulp and Paper salaried employees of Domtar)

–    Mr. Williams participates in this plan, and Messrs. Garcia and Jablonski participated in this plan prior to their respective departures.

•    Domtar Personal Care 401(k) plan (tax qualified defined contribution plan available to all U.S. Personal Care employees of Domtar)

–    Mr. Fagan participates in this plan.

Supplemental Executive Retirement Plans (“SERPs”) for U.S. and Canadian Executives:

•    Supplemental retirement benefits are provided to certain officers and key employees, under three supplemental retirement plans (DC SERP, Personal Care DC SERP and DB SERP).

•    The SERP plans were designed to provide a competitive cost-effective retirement benefit over an executive’s career, and to provide consistency in employer-paid retirement plans for executives in Canada and the U.S. (to the degree possible, given differences in tax rules).

•    Mr. Buron is also eligible to receive benefits under the legacy Supplementary Pension Plan for Designated Managers of Domtar Inc. (“DM SERP”) with respect to his service prior to becoming a member of the Management Committee of Domtar Inc. in 2004. This plan was amended in 2013 to better align benefits with market practice. These amendments, as well as benefits under SERP plans and other arrangements, are more fully described in the narrative accompanying the Pension Benefits Table that appears later in this proxy statement.

Health and Welfare Benefits	• Offer a competitive package • Provide benefits that will enable our executives to more fully focus on the demands of running our business.

•    Medical & dental benefits

•    Life, accidental death and dismemberment coverage

•    Long-term disability insurance coverage

Provisions applicable to our NEOs vary based on whether they are based in the U.S. or in Canada.

Executive Perquisites	• Provide flexibility to our executives • Increase travel efficiencies (for the CEO), which in turn ensures more productive use of his time and a greater focus on Domtar-related activities.

For a description of the perquisites provided, refer to the footnote disclosure to the All Other Compensation column in the Summary Compensation Table that appears later in this proxy statement.

We do not provide tax gross-ups on any perquisites other than for relocation expenses that are taxable.

Employment Agreements and Other Post-Termination Protections

From time to time, the HRC believes it is in Domtar’s best interests to enter into employment agreements to attract talented executives to join our management team. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to hire executives from outside our Corporation if we cannot offer them the type of protections typically included in such agreements.

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In mid-2013, we entered into an amended and restated employment agreement with Mr. Williams with respect to his continued employment as President and Chief Executive Officer of the Corporation to reflect his relocation from Canada to the United States, as well as changes to severance amounts payable following a change in control, so that his severance in such events aligned with the severance payable to our other senior officers. The material terms of the amended and restated agreement with Mr. Williams are described in the section entitled “Employment Agreements and Potential Payments upon Termination or a Change in Control.”

In January 2014, the Corporation entered into an employment agreement with Mr. Garcia. Upon an involuntary termination of Mr. Garcia’s employment by the Corporation for reasons other than cause or a breach by him of the terms and conditions of his employment agreement, Mr. Garcia will be eligible to receive severance in accordance with Domtar’s Severance Program for Management Committee Members. Mr. Garcia’s employment agreement provides protection to the Corporation such as, but not limited to, non-compete, non-solicitation (of customers and employees) and confidentiality provisions. On January 19, 2021, the Corporation entered into a separation agreement and general release with Mr. Garcia in connection with his separation from employment with the Corporation effective January 4, 2021. The material terms of Mr. Garcia’s separation agreement are described in the section entitled “Employment Agreements and Potential Payments upon Termination or a Change in Control.”

In August 2011, in connection with the acquisition of Attends, Mr. Fagan entered into an employment agreement with Domtar. In December 2012, Mr. Fagan’s employment agreement was amended to reflect his promotion to Senior Vice-President, Personal Care Division. This and other material terms of Mr. Fagan’s agreement are described in the section entitled “Employment Agreements and Potential Payments upon Termination or a Change in Control.” In connection with the sale of Domtar’s Personal Care division, Mr. Fagan has left the Corporation effective March 1, 2021. The HRC approved a cash retention bonus in the amount of $816,156 for Mr. Fagan, which was paid upon the consummation of the sale of Domtar’s Personal Care division.

Members of our Management Committee (other than Mr. Williams, whose severance is governed by his employment agreement) are eligible to participate in Domtar’s Severance Program for Management Committee Members, which is a severance program intended to assure that members are treated fairly in the event their employment is terminated.

This program is intended by our HRC to:

•	Help us attract and retain executive talent in a competitive marketplace;

•	Enhance the prospects that our executive officers would remain with us and devote their attention to our performance in the event of a potential change in control;

•	Foster their objectivity in considering a change-in-control proposal;

•	Facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in change-in-control and severance situations; and

•	Protect our confidential information and prevent unfair competition following a separation of an executive officer’s employment from us.

Our Omnibus Incentive Plan provides limited change in control protections. Generally, except in the case of deferred compensation awards granted to retirement-eligible employees, awards do not vest on a change in control unless one of the following occurs: (1) the Board exercises its discretion to accelerate vesting, (2) an executive’s employment is terminated within three months before or 24 months after the change in control; or (3) the transaction is of such a nature that no replacement awards will be granted. This “double trigger” feature prevents undue excess compensation upon a change in control, and aligns our program with current market trends. For tax reasons, RSUs for retirement-eligible employees vest under limited change in control events that result in cash payments to our stockholders.

The benefits provided under the arrangements and plans described above are detailed and quantified under the heading “Employment Agreements and Potential Payments upon Termination or a Change in Control” later in this proxy statement.

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Related Policies and Considerations

Stock Ownership Guidelines

The HRC approved the adoption of stock ownership guidelines to further align the interests of the Management Committee members with our stockholders. The table below summarizes the guidelines:

Required levels	✓ ✓	CEO: 5x base salary Other Management Committee Members: 2x base salary
Shares counted towards guidelines	✓ ✓ ✓ ✓ ✓	Stock owned outright Performance shares, once earned Deferred stock units, upon grant date Restricted stock, upon grant date Stock owned through benefit plans
Window to achieve	✓	Five years
If not on track to achieve guideline within the five-year window	✓ ✓

Must defer receipt of 50% of net shares issued upon exercise of stock options or vesting of RSUs or performance awards until achieved

May also defer receipt of shares, as applicable, to meet guidelines

Status (as reviewed annually by the HRC)	✓	All our NEOs have achieved the required amount of stock within the allotted time

Policy on Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to a public corporation’s chief executive officer, chief financial officer and the three other most highly-paid executive officers is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders.

We have historically sought to preserve the tax deductibility of compensation paid to our executive officers to the extent consistent with our overall program objectives and philosophy, but have recognized that doing so may not always be feasible. Accordingly, the Corporation may, and does, pay compensation that is not deductible. Recently enacted legislation makes certain changes to Section 162(m), most notably repealing the exemption for qualified performance-based compensation for taxable years beginning after December 31, 2017. Accordingly, compensation paid after 2017 to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. While the Corporation plans to rely on the available transition relief to the extent practicable, we expect that the HRC will authorize compensation payments that will not be deductible under Section 162(m) in order to attract, retain and motivate executive talent.

Forfeiture of Awards for Misconduct (“Clawback”)

If a participant in the Omnibus Incentive Plan knowingly or grossly negligently engages in financial reporting misconduct, then all awards and gains from the exercise of options or stock appreciation rights in the 12 months prior to the date the misleading financial statements were issued, as well as any awards that vested based on the misleading financial statements, will be disgorged to the Corporation. In addition, the Corporation may cancel or reduce, or require a participant to forfeit and disgorge to the Corporation or reimburse the Corporation for, any awards granted or vested, and bonus granted or paid, and any gains earned or accrued, due to the exercise, vesting or settlement of awards or sale of any common stock, to the extent permitted or required by, or pursuant to any Corporation policy implemented as required by, applicable law, regulation or stock exchange rule as may from time to time be in effect.

Timing of Equity Grants

The HRC’s practice is to make all annual equity award grants (other than new hire grants) once per year at the regularly scheduled meeting of the HRC in February, regardless of whether the Corporation has material non-public information.

Securities Trading Policy

Domtar has adopted a securities trading policy that applies to our directors, officers, employees and agents, and family and household members, among others. This policy prohibits insider trading and tipping, short sales of Domtar securities, options transactions in puts, calls or other derivative securities, pledging and hedging.

2021 PROXY STATEMENT

Risk Assessment of Compensation Programs, Policies and Practices

The Corporation has conducted an assessment of its compensation programs, policies and practices for all employees, including the Named Executive Officers, relative to risk to determine whether they create a reasonable likelihood of a material adverse effect on the Corporation. Based on this assessment, which also considered the control environment and approval processes in place, the Corporation concluded that its compensation programs, policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Corporation. The Corporation’s findings were reported to, and discussed by, the Human Resources Committee.

This annual assessment, that was conducted by a Domtar cross-functional team comprising human resources, legal, finance and internal audit experts, involved a review of various elements of the compensation program that mitigate potentially aggravating risks. These elements include:

•	Pay Mix and Philosophy

¡	Target total direct compensation (base salary + target short-term incentives + target long-term incentives) is market competitive and in-line with peer practices.

¡	Compensation benchmarking peer group is reviewed and approved by the Human Resources Committee annually and the peer companies are appropriate in size and in business.

¡	Compensation mix is balanced between short-term and long-term performance goals, to encourage the appropriate short-term risk taking while not jeopardizing the long-term value creation of the company.

•	Short-Term Incentive Plan

¡	Multiple metrics in the short-term incentive plan, to reduce the emphasis on any particular metric.

¡	60% of the Corporate STIP is predicated on achievement of bottom line profitability measures (EBITDA).

¡	Healthy balance between accounting-based financial measures (e.g., EBITDA) and non-financial measures (e.g., Health and Safety).

¡	Short-term incentive payouts are capped at 200% of target.

¡	Achievement of performance results are validated by internal audit department.

¡	Human Resources Committee has discretion to reduce payouts, as necessary.

•	Long-Term Incentive Plan

¡	Performance Share Units (“PSUs”) comprise 60% of the target annual award value.

¡	PSU payouts are capped at 200% of target.

¡	PSU metrics are split between relative and absolute goals to balance performance and market measures.

¡	Rigorous process by which target performance is established and reported.

¡	Full value awards cliff-vest after a three-year period, further promoting long-term value creation.

•	Contracts / Severance / Change-in-Control provisions

¡	Double-trigger cash severance payments upon a Change-in-Control.

¡	Double-trigger equity vesting upon a Change-in-Control (unless substitute awards are not available).

¡	No excise tax gross-ups.

¡	Competitive Change-in-Control/Severance protections that are aligned with current market practices.

¡	Good Reason termination is limited to conservative circumstances.

•	Other

¡	Human Resources Committee utilizes an independent compensation consultant.

¡	Strong organizational culture of institutional and individual integrity, compliance, accountability and ethics, based on vision, mission and values embraced by all.

¡	Robust Code of Business Conduct and Ethics with mandatory annual training for all employees.

¡	Clawback in place for executives.

2021 PROXY STATEMENT

¡	Hedging and pledging of company securities expressly prohibited.

¡	Meaningful stock ownership requirements in place to ensure there is appropriate focus on long-term company health while aligning interests of management and stockholders.

Human Resources Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020.

Report submitted as of February 23, 2021 by:

THE HUMAN RESOURCES COMMITTEE:

Pamela B. Strobel, Chair

Giannella Alvarez

Brian M. Levitt

Denis Turcotte

Human Resources Committee Interlocks and Insider Participation

As of the date of this proxy statement, the Human Resources Committee consists of Mses. Strobel and Alvarez and Messrs. Levitt and Turcotte, all of whom are independent non-management directors. None of the HRC members have served as officers or employees of the Corporation, and none of the Corporation’s executive officers have served as members of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of the Corporation’s Board.

2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table and Narrative Disclosure

The table and footnotes below describe the total compensation paid or awarded to or earned by the following Named Executive Officers (“NEOs”):

•	John D. Williams (Domtar’s principal executive officer) for 2018, 2019 and 2020;

•	Daniel Buron (Domtar’s principal financial officer) for 2018, 2019 and 2020;

•	the next three most highly compensated individuals who were serving as executive officers of Domtar on December 31, 2020, the last day of the fiscal year.

The components of the total compensation reported in the Summary Compensation Table are described below. For the description of the role of each component within the total compensation package, see the description under the heading “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5)	All Other Compen- sation(6)	Total

		($)	($)	($)	($)	($)	($)	($)	($)
John D. Williams	2020	1,213,800	–	4,154,011	–	893,272	–	459,104	6,720,187
President and Chief	2019	1,213,800	–	4,356,220	–	204,643	–	1,062,083	6,836,746
Executive Officer	2018	1,213,800	–	3,269,106	424,905	2,246,955	–	797,872	7,952,638
Daniel Buron	2020	661,670	–	1,149,642	–	370,409	681,328	121,831	2,984,880
Executive Vice President and	2019	642,398	–	1,170,452	–	82,387	851,176	225,957	2,972,370
Chief Financial Officer	2018	623,687	–	894,057	116,213	878,250	252,570	196,431	2,961,208
Michael Fagan	2020	544,104	–	916,709	–	736,015	183,771	185,020	2,565,619
Former President,	2019	528,256	–	933,329	–	658,207	89,848	179,000	2,388,640
Personal Care Division	2018	528,256	–	734,322	95,444	524,591	42,609	148,881	2,074,103
Michael D. Garcia	2020	679,639	–	1,145,063	–	242,859	126,081	134,054	2,327,696
Former President, Pulp and	2019	659,844	–	1,165,826	–	63,835	63,307	225,281	2,178,093
Paper Division	2018	640,625	–	890,517	115,746	804,947	–	222,040	2,673,875
Zygmunt Jablonski	2020	597,719	–	818,211	–	281,974	47,335	147,835	1,893,074
Senior Vice President and	2019	580,310	–	833,072	–	62,717	140,289	226,979	1,843,367
Chief Legal and Administrative Officer	2018	563,408	–	636,331	82,711	623,997	27,600	191,733	2,125,780

(1)	This column represents the base salary earned for the full year in 2018, 2019 and 2020.
(2)

This column represents the aggregate grant date fair value of the restricted stock units (“RSUs”) and the performance share units (“PSUs”) granted in the applicable year. For RSUs, the fair value is calculated using the closing price of our stock on the date of the grant. For the PSUs granted in 2020, this column represents the grant date fair value based on the probable outcome of the performance conditions at the date of the grant. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2020, which are incorporated by reference herein, except that the amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts do not reflect the value actually realized or that ultimately may be realized by the NEOs. Assuming the highest performance conditions for the 2020 PSU awards, the grant date fair value would be: Mr. Williams $5,152,166; Mr. Buron $1,425,868; Mr. Fagan $1,136,966; Mr. Garcia $1,420,216; and Mr. Jablonski $1,014,828.

(3)

This column represents the grant date fair value of the options granted in 2018. There were no stock options granted in 2019 or 2020. Options are the right to purchase shares of Domtar common stock at a specified price, over a specified term (usually seven years) following the grant date. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2020, which are incorporated by reference herein, except that the amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts do not reflect the value, if any, that ultimately may be realized by the NEOs.

(4)

This column represents the actual cash bonuses earned under Domtar’s Annual Incentive Plan based on the performance level achieved, which were paid in March 2021. See “Performance-Based Annual Bonuses” in the CD&A for a discussion of the target performance levels.

(5)

This column represents the actuarial increase in the applicable year in the pension value of the defined benefit retirement plans in which each NEO participates. Domtar does not pay above market rates or preferential rates under its nonqualified deferred compensation plans. The actuarial present value of Messrs. Williams and Garcia’s accumulated benefits under the defined benefit retirement plans decreased in 2018 by $212,521 and $25,659, respectively. The actuarial present value of Mr. Williams’ accumulated benefits under the defined benefit retirement plans decreased in 2019 by $126,408 and in 2020 by $29,153. As a result, consistent with SEC rules, a zero is reflected in this column for 2018, 2019 and 2020.

2021 PROXY STATEMENT

(6)	Amounts shown in the “All Other Compensation” column include the following (for 2020 only):

Name	Corporation Contributions to Defined Contribution Plans(a)	Corporation Paid Medical Exams	Personal Use of Corporate Transportation(b)	Corporation Paid Insurance Premiums(c)	Financial Counseling	Professional Dues	Dividends(e)	Club Memberships(f)	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)
John D. Williams	168,490	380	47,962	56,023	3,500	–	170,679	12,070	459,104
Daniel Buron(d)	84,474	–	413	8,517	3,000	1,219	24,208	–	121,831
Michael Fagan	134,556	–	–	27,418	3,500	–	19,546	–	185,020
Michael D. Garcia	84,557	–	–	21,901	3,500	–	24,096	–	134,054
Zygmunt Jablonski	78,501	3,180	–	40,033	3,500	–	22,621	–	147,835

(a)

Company contributions were made to the Domtar U.S. Salaried 401(k) plan for Messrs. Williams ($32,775), Garcia ($31,350), and Jablonski ($32,775), to the Domtar Personal Care 401(k) plan for Mr. Fagan ($31,350), to the Domtar Pension Plan for Non-Negotiated Employees for Mr. Buron ($10,375), to the DC SERP for Designated Executives of Domtar for Messrs. Williams ($135,715), Buron ($74,099), Garcia ($53,207) and Jablonski ($45,726), and to the DC SERP for Designated Executives of Domtar Personal Care for Mr. Fagan ($103,206).

(b)

Pursuant to his employment agreement, as amended, Mr. Williams is entitled to 36 hours per year of personal use of corporate aircraft. The amount for Mr. Williams includes personal use of corporate aircraft ($27,189) and automobile ($20,773). Corporate aircraft charges are based on the incremental cost to Domtar. For Mr. Buron, the amount represents the cost of company-paid parking.

(c)	Represents the cost of company-paid health, welfare, disability, life, and accidental death and dismemberment insurance for the NEOs.
(d)	For purposes of this table, amounts paid in Canadian dollars were converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1 to December 31, 2020 (0.7456).
(e)

The amounts in this column represent the grant date fair value of additional share units granted as dividend equivalents for fiscal 2020 on the RSUs, deferred RSU Bonus, and DSUs, in accordance with the Incentive Plan. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2020, which are incorporated by reference herein. These dividend equivalents were credited at the same time as dividends were paid to stockholders, i.e. on January 15, 2020 and April 15, 2020. Due to the unprecedented market conditions, the Company has suspended future payments of quarterly dividends as of May 2020.

(f)	This represents the amount paid for club membership dues pursuant to Mr. Williams’ employment agreement.

Grants of Plan-Based Awards Table

During 2020, the NEOs received the following types of plan-based awards:

Annual Incentive Plan – Domtar’s AIP is an incentive plan based on achieving pre-established annual targets. For 2020, the award under the AIP was payable in cash (see “Compensation Discussion and Analysis – Performance Based Annual Bonuses” on page 34 of this proxy statement).

For each plan year, a specified percentage of each bonus award is based upon the performance objectives selected by the HRC for that plan year. Each performance objective has an associated threshold level that must be achieved for any of the bonus award associated with such objective to be paid. The maximum bonus award that could be paid under the plan framework to a NEO for any plan year is $5 million. The HRC may, in its sole discretion, reduce or eliminate the amount otherwise payable to a participant under the AIP. There is no payment under the plan for performance that does not meet the threshold level. The actual amount paid under the AIP for 2020 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Omnibus Incentive Plan – The following equity awards were granted to current NEOs in 2020 under the Omnibus Incentive Plan:

RSUs – RSUs were granted on February 18, 2020 under our Omnibus Incentive Plan to the NEOs. These RSUs vest on February 18, 2023, generally subject to the executive remaining employed on the vesting date. Dividend equivalents in the form of additional RSUs are credited to each executive’s account each time a dividend is paid on the Corporation’s common stock. Such additional RSUs vest and will be settled in the same manner as the RSUs to which they relate.

PSUs – These awards were granted on February 18, 2020 under our Omnibus Incentive Plan. PSUs granted in 2020 to the NEOs vest, generally subject to the executive remaining employed through February 18, 2023, based on the achievement of relative TSR and ROIC targets for performance periods from 2020 through 2022. These two metrics are equally weighted at 50%. See the description under the heading “Details of Executive Compensation Program – Long-Term Equity Incentives” in the CD&A for additional information about these awards.

Stock Options – No stock options were granted to the NEOs in 2020 under the Omnibus Incentive Plan.

2021 PROXY STATEMENT

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(4) ($/sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)		($)
John D. Williams	AIP	–	426,044	1,420,146	2,840,292
	RSUs	2/18/20							46,795			1,577,928
	PSUs	2/18/20				35,097	70,193	140,386				2,576,083
Daniel Buron	AIP	–	176,666	588,886	1,177,772
	RSUs	2/18/20							12,951			436,708
	PSUs	2/18/20				9,713	19,426	38,852				712,934
Michael Fagan	AIP	–	145,276	484,253	968,506
	RSUs	2/18/20							10,327			348,226
	PSUs	2/18/20				7,745	15,490	30,980				568,483
Michael D. Garcia	AIP	–	181,464	604,879	1,209,758
	RSUs	2/18/20							12,899			434,955
	PSUs	2/18/20				9,675	19,349	38,698				710,108
Zygmunt Jablonski	AIP	–	134,487	448,289	896,578
	RSUs	2/18/20							9,217			310,797
	PSUs	2/18/20				6,913	13,826	27,652				507,414

(1)

These columns consist of awards under the AIP for 2020. The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payment possible under the plan (see “Performance-Based Annual Bonuses” in the CD&A for a discussion of the target/maximum performance levels). See the “Summary Compensation Table” for actual cash amounts paid under the Annual Incentive Plan for 2020.

(2)

These columns contain the PSU grant that represents the number of shares under the Omnibus Incentive Plan that will vest on February 18, 2023, if, and to the extent, the performance goals are achieved. The number of PSUs to grant was determined by dividing the target value of the grant by the closing price of a share of common stock on the date of the HRC meeting at which the grants were approved. The awards will be measured in four performance periods for the ROIC and TSR metrics: January 1 – December 31, 2020, January 1 – December 31, 2021, January 1 – December 31, 2022 and January 1, 2020 – December 31, 2022. The “Threshold” column represents the minimum number of shares payable if threshold performance is met during all performance periods. If performance is at or below the threshold performance, no shares will be paid. The “Target” column represents the number of shares payable if 100% of the performance targets are met during all performance periods. The “Maximum” column represents the number of shares payable if performance meets or exceeds the maximum performance target during all performance periods. See “Long-Term Equity Incentives – PSUs and Award Determination” in the CD&A for a discussion of the threshold/target/maximum performance levels.

(3)

This column contains RSU grants and represents the number of shares under the Omnibus Incentive Plan that will vest on February 18, 2023. The number of RSUs to grant was determined by dividing the target value of the grant by the closing price of a share of common stock on the date of the HRC meeting at which the grants were approved.

(4)	There were no stock options granted in 2019 and 2020.
(5)

This column represents the grant date fair value in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules. See footnotes 2 and 3 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning outstanding equity awards for each NEO at the end of fiscal year 2020, which included options, RSUs and PSUs. Amounts in the table are based on the price per share of Domtar’s common stock of $31.65, the closing market price on December 31, 2020.

Number of Securities Underlying Unexercised Options (#) Exercisable – This column represents Non-qualified Stock Options (NQs) for which the service requirements have been fulfilled.

Number of Securities Underlying Unexercised Options (#) Unexercisable – This column represents NQs for which the service requirements have not been fulfilled.

Number of Shares or Units of Stock That Have Not Vested (#) – This column represents RSUs that will vest if service requirements are fulfilled and PSUs for which performance goals have been achieved but which were not vested as of December 31, 2020.

Market Value of Shares or Units of Stock That Have Not Vested ($) – This column represents the market value of RSUs that will vest if service requirements are fulfilled and PSUs for which performance goals have been achieved but which were not vested as of December 31, 2020.

2021 PROXY STATEMENT

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) – This column represents PSUs that will vest if and to the extent predetermined performance targets are achieved. The tables below describe the performance assumptions associated with each award tranche for the purpose of calculating the number of unearned 2019 and 2020 PSUs:

PSU 2019
Performance Period	ROIC Assumption (50%)	TSR Assumption (50%)

2021	Threshold	Threshold

2019 – 2021	Threshold	Threshold

PSU 2020
Performance Period	ROIC Assumption (50%)	TSR Assumption (50%)

2021	Target	Threshold

2022	Target	Threshold

2020 – 2022	Target	Threshold

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) – This column represents the market value of the unvested and unearned PSUs that will vest if and to the extent predetermined performance targets are achieved. The value ($) has been determined according to the table above.

2021 PROXY STATEMENT

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares Or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John D. Williams					164,586	5,209,142	50,785	1,607,339
NQ 2014	73,124	–	$53.13	2/18/2021
NQ 2017	16,846	–	$39.81	2/21/2024
NQ 2018	16,373	16,376	$43.66	2/20/2025

Total	106,343	16,376			164,586	5,209,142	50,785	1,607,339
Daniel Buron					45,015	1,424,723	13,964	441,949
NQ 2014	16,344	–	$53.13	2/18/2021
NQ 2015	7,741	–	$43.42	2/23/2022
NQ 2016	4,368	–	$33.78	2/22/2023
NQ 2017	13,673	–	$39.81	2/21/2024
NQ 2018	8,956	4,479	$43.66	2/20/2025

Total	51,082	4,479			45,015	1,424,723	13,964	441,949
Michael Fagan					36,400	1,152,072	11,134	352,403
NQ 2014	11,660	–	$53.13	2/18/2021
NQ 2017	3,729	–	$39.81	2/21/2024
NQ 2018	3,677	3,680	$43.66	2/20/2025

Total	19,066	3,680			36,400	1,152,072	11,134	352,403
Michael D. Garcia					44,836	1,419,060	13,908	440,198
NQ 2014	22,448	–	$47.08	5/01/2021
NQ 2015	10,501	–	$43.42	2/23/2022
NQ 2016	9,427	–	$33.78	2/22/2023
NQ 2017	13,562	–	$39.81	2/21/2024
NQ 2018	8,920	4,461	$43.66	2/20/2025

Total	64,858	4,461			44,836	1,419,060	13,908	440,198
Zygmunt Jablonski					32,038	1,014,007	9,938	314,550
NQ 2014	10,554	–	$53.13	2/18/2021
NQ 2016	3,195	–	$33.78	2/22/2023
NQ 2017	6,434	–	$39.81	2/21/2024
NQ 2018	6,374	3,188	$43.66	2/20/2025

Total	26,557	3,188			32,038	1,014,007	9,938	314,550

(1)	Awards have been adjusted to reflect the two-for-one stock split effected on June 19, 2014.
(2)

Includes earned, but unvested PSUs granted 2/20/18, 2/19/19 and 2/18/20 that vest 2/20/21, 2/19/22 and 2/18/23 respectively, subject to continued employment. Includes unvested RSUs granted 2/20/18, 2/19/19 and 2/18/20 and associated dividend equivalents that will vest on 2/20/21, 2/19/22 and 2/18/23 respectively, subject to continued employment.

(3)	Includes unvested PSUs granted 2/20/18, 2/19/19 and 2/18/20 that will vest 2/20/21, 2/19/22 and 2/18/23 respectively, subject to performance and continued employment.
(4)

Options vest over three years in equal annual installments, and no performance condition needs to be satisfied prior to exercise. The options that expire on 2/18/2021 were granted on 2/18/2014; options that expire on 5/1/2021 were granted on 5/1/2014; options that expire on 2/23/2022 were granted on 2/23/2015; options that expire on 2/22/2023 were granted on 2/22/2016; options that expire on 2/21/2024 were granted on 2/21/2017; and options that expire on 2/20/2025 were granted on 2/20/2018.

2021 PROXY STATEMENT

Option Exercises and Stock Vested Table

The table below provides information on the NEOs stock awards that vested and stock options that were exercised by our NEOs in 2020. Amounts in the following table reflect RSUs and PSUs granted as part of the 2017 grant that vested in 2020 and any related dividend equivalent units associated with these awards that vested in 2020.

	Option Awards		Stock Awards (RSUs and PSUs)

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

	(#)	($)	(#)	($)

John D. Williams	–	–	82,484	2,772,262

Daniel Buron	–	–	22,318	750,104

Michael Fagan	–	–	18,252	613,460

Michael D. Garcia	–	–	22,135	743,972

Zygmunt Jablonski	–	–	15,750	529,386

Pension Benefits

The following table and narrative provide information on the defined benefit retirement plans in which the NEOs participate. The table illustrates the actuarial present value as of December 31, 2020 of benefits accumulated by the NEOs under Domtar’s defined benefit pension plans and arrangements using the methodology required by the SEC pursuant to the U.S. Accounting Standards at the earliest unreduced retirement age under the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits(1) ($)	Payments During Last Fiscal Year ($)

John D. Williams(3)	DB SERP for Management Committee Members of Domtar	13.00(2)	2,125,132	–

Daniel Buron(3)	Supplementary Pension Plan for Designated Managers of Domtar Inc.	3.92	1,052,589	–
	DB SERP for Management Committee Members of Domtar	16.67(4)	2,958,015	–

Michael Fagan	DB SERP for Management Committee Members of Domtar	8.67	557,707	–

Michael D. Garcia	DB SERP for Management Committee Members of Domtar	6.67	211,260	–

Zygmunt Jablonski	DB SERP for Management Committee Members of Domtar	12.00	1,108,943	–

(1)	The Present Value of Accumulated Benefits has been calculated on the following basis:
(a)	Best average earnings and credited service as of December 31, 2020.
(b)	Retirement is assumed to occur at age 62 (age 60 for Mr. Buron) or actual age if above, the earliest age that qualifies for an unreduced pension under the DB SERP.
(c)

Assumptions used correspond to those used for the purposes of determining the accrued benefit obligations of the defined benefit plans as of December 31, 2020 for the financial statements of the Corporation (namely, a discount rate of 2.39% for Canadian executives and 2.50% for U.S. executives), except that no mortality or termination of employment assumption before retirement was used.

(2)

Mr. Williams has an agreement whereby two additional months per year of credited service are recognized in the DB SERP (up to a maximum of 12 months). As of December 31, 2020, Mr. Williams has received 12 months of additional service. This was implemented to compensate Mr. Williams for pension arrangements Mr. Williams had with his previous employer.

(3)	For purposes of this table, converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1 to December 31, 2020 (0.7456).
(4)

Years of credited service are retroactive to the date in 2004 when Mr. Buron became a member of the Management Committee of Domtar. Mr. Buron is eligible for benefits under the DB SERP for service since his appointment to the Management Committee in 2004, in replacement of the benefits accrued by him under the Supplementary Pension Plan for Senior Management Employees (“SPP”) which he had joined in 2000. Because benefits under the DB SERP replaced the benefits accrued by Mr. Buron under the SPP, Mr. Buron’s accrued pension under the DB SERP in respect of credited service prior to the time Mr. Buron began participating in the DB SERP will not be less than what he otherwise would have accrued under the SPP, based on earnings and Management Committee service up to that date.

DB SERP for Management Committee Members of Domtar (“DB SERP”). All of the NEOs participate in the DB SERP, a defined benefit plan. The annual pension payable is equal to 2% of the best average earnings during any consecutive 60 months in the last 120 months for each year of credited service as a member of the Management Committee, less an offset based on entitlements from other pension plans of the Corporation (generally based on the assumption that maximum contributions have been made to tax-qualified

2021 PROXY STATEMENT

plans in which the executive is eligible to participate). Earnings include base salary and annual cash bonuses (up to the lesser of 50% of previous year’s salary or 100% of target bonus). Effective December 9, 2020, the DB SERP is closed to new membership; however, NEOs participating in the DB SERP on or prior to that date will continue to accumulate benefits in accordance with its provisions.

Executives may retire as early as age 55 and are eligible for an unreduced pension at age 62 provided they have completed two years of service as a member of the Management Committee (age 60 for Mr. Buron), with a 0.5% reduction for each calendar month that retirement precedes age 62 (0.25% reduction for each month that retirement precedes age 60 for Mr. Buron). Member benefits are fully vested after two years of membership in the DB SERP. Normal retirement age is 65. If an executive dies before commencement of his pension payments, a single lump sum payment equal to the actuarial equivalent of the benefits to which he would have been entitled had his employment terminated for a reason other than death will be paid to his estate.

For a Canadian executive, the DB SERP pension is payable for life and guaranteed for a minimum of five years. Other forms of payment are available on an actuarially equivalent basis. A Canadian executive will continue to accrue credited service in the DB SERP if he is considered “disabled” under the Canadian Pension Plan. Benefits under the DB SERP will only be paid upon a disabled participant’s actual termination of employment. Benefits for Canadian members of the Management Committee under the DB SERP who are not U.S. tax payers are generally gradually funded when such member reaches age 60, up to the normal retirement age (currently age 65). Such funding is maintained through retirement only if the member actually retires at age 65 or above while being a member of the Management Committee; otherwise, amounts set aside for the member revert to the Corporation. In the event of termination within 12 months of a change of control, the member’s interest in the assets set aside vest. Otherwise, members will receive their benefits out of the general funds of the Corporation. For a U.S. executive, the present value of the DB SERP benefits will be paid in a lump sum upon retirement instead of a pension. Benefits under the DB SERP will only be paid upon a disabled participant’s actual termination of employment. U.S. executives will receive their benefits out of the general funds of the Corporation.

Supplementary Pension Plan for Designated Managers of Domtar Inc. (“Canadian Supplementary Plan”). The annual pension payable under the Canadian Supplementary Plan is equal to 1.5% of the average of the Yearly Maximum Pensionable Earnings during the five years preceding the employee’s termination of employment, plus 2% of the employee’s best average earnings during any consecutive 60 months in the last 120 months prior to his termination of employment, in excess of the average Yearly Maximum Pensionable Earnings, multiplied by his years of credited service. This annual pension is reduced by the benefits payable under the Domtar Pension Plan for Non-Negotiated Employees (same benefits as the Canadian Supplementary Plan, but subject to the Canadian Income Tax Act limits). The Yearly Maximum Pensionable Earnings correspond to the maximum earnings on which an employee may contribute under the Quebec Pension Plan. Effective January 1, 2015, bonuses are limited to the lesser of 50% of previous year’s salary or 100% of target bonus; however, the best average earnings since January 1, 2015 cannot be less than such average determined as at December 31, 2014. These benefits are fully vested from age 55 and also vest upon earlier of death or involuntary termination. Mr. Buron is eligible to receive benefits under the Canadian Supplementary Plan with respect to his service prior to becoming a member of the Management Committee of Domtar Inc. in 2004.

In December 2016, the Board approved the implementation of a securing arrangement through a letter of credit for benefits payable from the DB SERP and the Canadian Supplementary Plan for eligible Canadian executives who are not U.S. taxpayers. The securing arrangement took effect in 2017. Mr. Buron will be eligible for this coverage. The letter of credit will be used to pay eligible benefits in the event of failure of the employer to make payments.

The Corporation cautions that the values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated pursuant to SEC requirements. The change in pension value from year to year is subject to market volatility and does not represent the value that a named executive officer actually accrues under the Corporation’s retirement plans during any given year nor what he will receive at retirement, termination or death.

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Nonqualified Deferred Compensation

The following table and narrative provide information on the nonqualified deferred compensation plans in which our NEOs participate. The table shows the 2020 account activity for each NEO and includes each executive’s contributions, company contributions, earnings, distributions and the aggregate balance of his total deferral account as of December 31, 2020. The aggregate balance includes the total personal contributions made (and not withdrawn) by each executive and the contributions made by the Corporation and predecessor companies over the career of each executive.

Name	Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

		($)	($)	($)		($)	($)

John D. Williams	DC SERP	–	135,715	524,106		–	4,725,729

	Omnibus Incentive Plan			(494,187	)(4)		2,921,906

Daniel Buron(2)	DC SERP	–	74,099	146,447		–	1,919,073

	Omnibus Incentive Plan

Michael Fagan	Personal Care DC SERP	–	103,206	89,393		–	917,321

	Omnibus Incentive Plan

Michael D. Garcia	DC SERP	–	53,207	118,327		–	892,794

	Omnibus Incentive Plan

Zygmunt Jablonski	DC SERP	–	45,726	123,596		–	$1,178,991

	Omnibus Incentive Plan			(32,717	)(4)		193,438

(1)

The amounts with respect to the DC SERP are included in the “All Other Compensation” column of the “Summary Compensation Table”, and the Omnibus Incentive Plan amount with respect to Mr. Williams, was reported in the Summary Compensation Table in prior years.

(2)	DC SERP amounts are converted in U.S. dollars at the average prevailing spot exchange rate over the service period January 1 to December 31, 2020 (0.7456).
(3)	The following amounts were reported in the Corporation’s Summary Compensation Table for the prior years:
- Mr. Williams, $365,787 of the amounts with respect to the DC SERP,
- Mr. Buron, $156,345 of the amounts with respect to the DC SERP,
- Mr. Fagan, $85,013 of the amounts with respect to the Personal Care DC SERP,
- Mr. Garcia, $130,238 of the amounts with respect to the DC SERP,
- Mr. Jablonski, $106,213 of the amounts with respect to the DC SERP
(4)	Reflects a decrease in value of vested DSUs and deferred RSU Bonus, as well as dividend equivalents accrued with respect to the awards.

DC SERP for Designated Executives of Domtar (“DC SERP”) or DC SERP for Designated Executives of Domtar Personal Care (“Personal Care DC SERP”). All of the NEOs participate in the DC SERP, except Mr. Fagan, who participates in the Personal Care DC SERP. These nonqualified supplemental pension plans for certain executives are intended to provide designated executives with retirement benefits in excess of benefits that may be payable in accordance with tax-qualified plans. The member’s account is credited with a notional market-based investment return. Company contributions are fully vested after two years of membership. Upon death, retirement or termination of employment, the accumulated account balance is paid in a lump sum to the executive.

Canadian executives’ accounts are credited with an amount equal to 11% of earnings, less the value of the benefit provided by the employer contributions under the Domtar Pension Plan for Non-Negotiated Employees (the “Canadian Pension Plan”), calculated based on the assumption that the executive has elected to contribute to the defined contribution option at the maximum allowable rate. A Canadian executive will continue to accrue benefits if he is considered “disabled” under the Canadian Pension Plan. Benefits under the DC SERP will only be paid upon a disabled participant’s actual termination of employment. A Canadian executive who retires after age 55 also has the option to receive his benefits over a 10-year period.

In December 2016, the Board approved the implementation of a securing arrangement through a letter of credit for benefits payable from the DC SERP for eligible Canadian executives who are not U.S. taxpayers. The securing arrangement took effect in 2017. Mr. Buron will be eligible for this coverage. The letter of credit will be used to pay eligible benefits in the event of failure of the employer to make payments.

For U.S. executives, the contribution formula under the DC SERP is the same as under the Domtar U.S. Salaried 401(k) Plan for a participant of the same age, without taking into account the tax limit applicable to tax qualified plans, less the employer contribution to the Domtar U.S. Salaried 401(k) Plan, calculated based on the assumption that the executive has elected to contribute to the Domtar U.S. Salaried 401(k) Plan at the maximum allowable rate. Effective January 1, 2015, Mr. Fagan’s benefits accrued under the DC SERP were transferred to the Personal Care DC SERP and he became a participant of that plan on such date. The contribution formula of the Personal Care DC SERP is 11% of earnings, less the employer contribution to the Domtar Personal Care 401(k) Plan.

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For purposes of the DC SERP and Personal Care DC SERP, “earnings” includes base salary and annual cash bonuses.

Omnibus Incentive Plan.    Messrs. Williams and Jablonski elected to defer the settlement of their 2011 RSU Bonus awards and related dividend equivalents granted under the Omnibus Incentive Plan that would have otherwise been settled in installments on February 22, 2012, 2013 and 2014. Mr. Jablonski also elected to defer the settlement of his 2010 RSU Bonus awards and related dividend equivalents granted that would have otherwise settled in installments on May 10, 2012 and 2013. These deferred awards are vested and will be payable upon the later of the fifth anniversary of the original settlement date or the termination of their respective employment. Mr. Williams also holds vested DSUs granted under the Omnibus Incentive Plan that will be payable upon his termination of employment.

The Corporation does not consider RSUs and PSUs that are reflected under “Outstanding Equity Awards at Fiscal Year-End Table” above to be deferred compensation and has not included them in the above table.

Employment Agreements and Potential Payments upon Termination or a Change in Control

Severance Benefits

Mr. Williams.    Under the terms of Mr. Williams’ amended and restated employment agreement, upon a termination of Mr. Williams’ employment by the Corporation for reasons other than death or cause (as defined in the agreement) or his breach of certain obligations in his employment agreement and other term of his employment agreement, Mr. Williams will be entitled to receive: a severance allowance of 24 months of his base salary in effect at the time of termination; a pro-rated portion of his annual bonus under the AIP for the year in which his employment is terminated, based on achievement of the applicable performance criteria; if such termination occurs after the end of a calendar year, any earned but unpaid bonus under the AIP; and for each calendar year during the severance period, a payment equal to the average of the bonus payments received by Mr. Williams under the AIP for the two years immediately preceding the year of his termination pro-rated for the number of days in the AIP performance period represented by the severance period; continued coverage under the Corporation’s health insurance policies during the severance period; continued vesting of his unvested equity awards as if he had remained employed through the duration of the severance period; continued accrual of service credit under the DB SERP for the duration of the severance period; and any additional payments or benefits provided under the Domtar Severance Program for Management Committee members (“Severance Program”), the Domtar North American Assignment Policy and other Domtar policies that are not set forth in Mr. Williams’ amended and restated agreement. Notwithstanding the foregoing, in the event Mr. Williams’ employment terminates within three months prior to or 24 months following a Change in Control (as defined in our Severance Program) in a manner that would qualify for severance under our Severance Program, no program or benefits will be payable under his amended and restated agreement and he will be instead entitled to the severance and other benefits payable under our Severance Program. Mr. Williams’ severance is subject to compliance with post-closing restrictive covenants.

Mr. Buron.     Under the terms of the Supplementary Pension Plan for Designated Managers of Domtar Inc., Mr. Buron will be fully vested upon involuntary termination or death in service. These benefits are in addition to the Severance Program entitlements described below.

Mr. Garcia.    On January 19, 2021, we entered into a separation and general release with Mr. Garcia in connection with his separation from employment with Domtar on January 4, 2021. Pursuant to the separation agreement, we agreed to provide Mr. Garcia with the payments and benefits in accordance with the Severance Program, including: (i) 24 months’ of base salary, less applicable tax and withholding; (ii) an annual bonus under the AIP for fiscal year 2020, based on Mr. Garcia’s performance and the Pulp & Paper Division’s performance relative to the performance criteria under the AIP for 2020; (iii) continued coverage under Domtar’s group insurance coverage through January 31, 2021, with the option to elect continued coverage under COBRA after such date and (iv) reasonable outplacement services until the earlier of (x) December 31, 2022 or (y) Mr. Garcia obtaining new employment. In addition, we agreed to treat any unvested equity awards granted to Mr. Garcia under the Omnibus Incentive Plan as follows: (x) full vesting of all unvested stock options; (y) full vesting of all unvested Restricted Stock Units and (z) pro-rated vesting of all unvested Performance Stock Units, based on Mr. Garcia’s service through January 4, 2021. Mr. Garcia’s accrued benefits under the DB SERP, DC SERP and 401(k) Plan will be paid in accordance with the terms of the applicable plan. All severance payments and benefits were subject to Mr. Garcia’s execution and non-revocation of a general release of claims in the Corporation’s favor. Mr. Garcia agreed to continue to be bound by, and adhere to, the restrictive covenants set forth in his employment agreement with the Corporation. The separation agreement also contained customary non-disclosure and non-disparagement provisions.

Other NEOs.    Under our Severance Program applicable to members of its Management Committee, our NEOs would be entitled to up to 24 months’ salary payable in a lump sum upon a termination of employment by the Corporation for reasons other than cause, with

2021 PROXY STATEMENT

benefit levels that vary based on service. Severance is equal to one year’s base salary regardless of service as a member of the Management Committee, with three additional months’ salary paid for each full year of service on the Management Committee, up to a maximum of 24 months base salary. Messrs. Buron, Fagan, and Jablonski would be entitled to 24 months’ salary. The executives would also be entitled to continued health benefits for the severance period, except if the executive’s benefits are subject to taxation in the United States, in which case the health insurance policies maintained by the Corporation will remain in effect until the earlier to occur of the last day of the severance period and the 18-month anniversary of the date the executive’s separation from service. The executives will also be entitled to outplacement services.

In the event one of the covered executives’ employment is involuntarily terminated without cause or the executive voluntarily terminates his employment for good reason within three months prior to or 24 months following a change in control of the Corporation, each of NEOs would be entitled to cash severance equal to 24 months’ salary plus two times his target bonus as of the date of termination or, if greater, the date of the change in control.

Under our severance program, a covered executive who has been involuntarily terminated by the Corporation for business reasons, whether or not in connection with a Change in Control, or who in the three months prior to or 24 months following a Change in Control has terminated his or her employment for Good Reason or has been terminated by the Corporation without Cause will be eligible for a prorated bonus under the AIP for the year in which the termination of employment occurred. Payment will be based on the pre-established goals under the AIP for the applicable plan year accrued on the books and records of the Corporation as at the end of the fiscal quarter ended immediately prior to such termination (or such greater amount as is payable under the AIP) and the covered executive’s performance.

Other Post-Employment Benefits.    Mr. Williams is eligible, if his termination is due to disability, for monthly disability payments during the severance period, reduced by an amount equal to his monthly base salary rate in effect at the time of termination, but in no month shall the reduction exceed the amount of the disability payment. If Mr. Williams remains disabled at the end of the severance period, he continues to be entitled to disability payments under the Corporation’s disability policies, as amended from time to time, as if his disability had first occurred immediately prior to the end of the severance period.

In the event of death, an amount equal to 2.5 times base salary (up to a maximum of CAN$1,500,000) in the year of the death is payable to the beneficiaries of Canadian executives pursuant to the life insurance program offered under the Corporation’s flexible benefit program option available to senior Canadian executives. In the event of the death of a U.S. executive (other than Mr. Williams, whose beneficiary would receive a payment of $2,757,000), the beneficiary will receive a payment equal to the calculated amount of the life insurance (up to maximum of $1,600,000 including the basic life insurance of up to $50,000) based on the basic annual salary of the executive in the year of his or her death pursuant to the U.S. Executive Life plan and using the following table:

Age	Multiplier
Under 45	5 times
45 to 49	4 times
50 to 54	3 times
55 or over	2 times

The supplemental pension benefits under the DB SERP for Management Committee Members of Domtar and under the DC SERP for Designated Executives of Domtar for Messrs. Williams, Buron, Fagan, Garcia and Jablonski are fully vested. They will receive benefits under these plans in the event of their death or if their employment were terminated involuntarily. However, before such date, all benefits in the event of death under these plans were considered vested.

Change in Control Protections.    The Corporation does not have change in control agreements with its employees (although as described above, enhanced benefits may be available under our severance plan). Under our Omnibus Incentive Plan, upon a change in control, unless otherwise determined by the HRC, a participant’s awards will be replaced with awards of the acquiring Corporation having the same or better terms. If there is a change in control and a participant’s employment is terminated for business reasons in the three months prior to or 24 months after the change in control, his or her time-based awards will fully vest and performance-based awards will vest to the extent the applicable performance goals have been achieved as of the date of the change in control or the end of the fiscal quarter immediately prior to the date of termination, whichever date on which the achievement is greater (or, for awards with a performance period that has not commenced, at target levels).

2021 PROXY STATEMENT

If replacement awards are not available, unless the HRC determines otherwise, all time-based awards fully vest and performance-based awards vest to the extent the performance goals related to the award have been achieved as of the date of the change in control (or, for awards with a performance period that has not commenced, at target levels). Alternatively, the Committee may determine that vested awards will be canceled in exchange for a cash payment (or other form of change in control consideration) based on the value of the change in control payment and that unvested awards will be forfeited. The Board may also accelerate the vesting of any or all awards upon a change in control.

Under our annual incentive plan, bonuses payable for the year in which the change in control occurs will not be less than the bonus amounts accrued on the books and records of the Corporation as of the date of the change in control.

2021 PROXY STATEMENT

The following table presents potential payments to each NEO as if the officer’s employment had been terminated and/or if a change in control had occurred as of December 31, 2020, the last business day of 2020. If applicable, amounts in the table were calculated using $31.65 the closing market price of Domtar’s common stock on December 31, 2020. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

Name	Severance Pay	Equity With Accelerated Vesting(1)		Retirement Plan Benefits: SERP		Death/ Disability Benefits		Continued Perquisites and Benefits(2)		Total

	($)	($)		($)		($)		($)		($)
John D. Williams
Death	–	9,693,871		6,600,314	(3)	2,757,000	(5)	–		19,051,185
Disability	–	11,171,501		6,600,314	(3)	483,381	(4)	–		18,255,196
Retirement	–	7,536,238		6,600,314	(3)	–		–		14,136,552
Involuntary Termination	3,525,515	11,171,501		6,742,913	(3)	–		25,415		21,465,344
Change-In-Control	–	10,512,623	(6)	–		–		–		10,512,623
Involuntary Termination or Termination for Good Reason within Two Years after a Change-In-Control	5,267,892	10,512,623		6,600,314	(3)	–		19,061		22,399,890
Daniel Buron
Death	–	1,849,942		6,521,526	(3)	504,893	(3)(5)	–		8,876,361
Disability	–	1,672,130		–		503,311	(3)(4)	–		2,175,441
Retirement	–	1,259,743		6,521,526	(3)	–		–		7,781,269
Involuntary Termination	1,693,749	–		6,521,526	(3)	–		13,536	(3)	8,228,811
Change-In-Control	–	2,078,058	(6)	–		–		–		2,078,058
Involuntary Termination or Termination for Good Reason within Two Years after a Change-In-Control	2,501,113	2,078,058		6,521,526	(3)	–		13,536	(3)	11,114,233
Michael Fagan
Death	–	1,491,805		1,326,184		1,100,000	(5)	–		3,917,989
Disability	–	1,349,351		1,326,184		–		–		2,675,535
Retirement	–	1,020,234		1,326,184		–		–		2,346,418
Involuntary Termination	1,824,223	–		1,326,184		–		30,628		3,181,035
Change-In-Control	–	1,673,031	(6)	–		–		–		1,673,031
Involuntary Termination or Termination for Good Reason within Two Years after a Change-In-Control	2,056,713	1,673,031		1,326,184		–		30,628		5,086,556
Michael D. Garcia(7)
Death
Disability
Retirement
Involuntary Termination	1,602,137	–		1,111,300		–		33,561		2,746,998
Change-In-Control
Involuntary Termination or Termination for Good Reason within Two Years after a Change-In-Control
Zygmunt Jablonski
Death	–	1,510,091		2,198,866	(3)	1,200,000	(5)	–		4,908,957
Disability	–	1,383,535		2,198,866	(3)	–		–		3,582,401
Retirement	–	1,090,039		2,198,866	(3)	–		–		3,288,905
Involuntary Termination	1,477,412	–		2,198,866	(3)	–		29,494		3,705,772
Change-In-Control	–	1,672,446	(6)	–		–		–		1,672,446
Involuntary Termination or Termination for Good Reason within Two Years after a Change-In-Control	2,092,017	1,672,446		2,198,866	(3)	–		29,494		5,992,823

(1)

Amount included for PSU grant has been calculated at “Target” for Death benefits and, for all other instances, based on achievement of the performance goals through 2020 for the ROIC and TSR metrics, and at “Target” for awards with performance periods that commence after 2020.

(2)

Amount shown under “Continued Perquisites and Benefits” represents the cost of company-paid medical and dental for all NEOs, and also includes life and accidental death and dismemberment for Mr. Buron.

(3)	For the purposes of this table, converted to U.S. dollars at spot exchange rate of December 31, 2020 (0.7854).
(4)	Represents the estimated present value of the disability benefit that is in excess of what is currently offered to salaried employees. These benefits are uninsured.
(5)	Represents the death benefit, which is fully insured.
(6)

Represents the value of awards subject to 409A of the Code that will vest and be settled upon more narrowly defined change in control events as described in the Omnibus Incentive Plan. Includes amounts that would also be paid upon retirement. PSU performance has been calculated based on achievement of the performance goals through December 31, 2020.

(7)

Events no longer applicable to Mr. Garcia were excluded from the table to reflect his separation from employment with the Corporation effective January 4, 2021. All values are estimates as of December 31, 2020, inclusive of outplacement services, and do not reflect the final payments that Mr. Garcia will receive in connection with the termination.

2021 PROXY STATEMENT

ITEM 2  — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE

OFFICER COMPENSATION

Our executive officers are compensated in a manner designed to support our strategy, competitive needs, sound corporate governance principles, and stockholders’ interests and concerns. We believe our compensation program is aligned with the long-term interests of our stockholders.

As described in the Compensation Discussion and Analysis section of this proxy statement, the executive compensation program at Domtar is designed to attract, retain and motivate talented key executives to accomplish our operational, financial and strategic objectives over the long-term through our emphasis on variable pay and pay-for-performance. Highlights of the Corporation’s executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	Pay programs that are competitive with organizations similar in size and business challenges; and primarily performance-based, using multiple performance measures (internal and external);

•	Bonuses capped at a maximum potential payout;

•	Disclosure of the financial performance drivers for our short-term incentives, in numeric terms;

•	Oversight of programs by an independent Human Resources Committee that engages its own independent compensation advisor;

•	A long-term incentive program that is entirely stock-based and that is weighted toward performance-based equity to align the interest of executives to those of stockholders;

•	Plan provisions that forbid backdating or repricing of stock options;

•	No dividends or dividend equivalents provided on any unearned performance shares or units;

•	Stock ownership guidelines and holding period requirement to achieve guidelines;

•	Limited use of perquisites;

•	No excise tax gross-ups for change in control related payments, all of which are based on what we believe are reasonable multiples with double triggers for all severance payments; and

•	Clawback provisions that allow for recoupment of incentives in certain situations.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2020 compensation of our Named Executive Officers.

Our stockholders voted in 2017, in a non-binding vote, to have annual advisory votes to approve the compensation paid to Domtar Named Executive Officers, and the Corporation has adopted that approach. The Board of Directors and the Human Resources Committee make executive compensation decisions every year, and our directors will look to the annual advisory vote for information that can be taken into account when they make decisions with respect to our compensation philosophy, policies and practices. Accordingly, we are asking you to vote, on an advisory basis, on the adoption of the following resolution:

“RESOLVED that the stockholders approve, on an advisory basis, the compensation paid to Domtar Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.”

As an advisory vote, the voting results on this Proposal are non-binding. However, the Board of Directors and the Human Resources Committee value the opinions of our stockholders and, consistent with good governance principles, will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting on this Item 2 at the annual meeting is required for approval of this Proposal. You have the opportunity to vote “for” or “against”, or “abstain” from voting on, the above resolution.

Unless you instruct us via proxy to vote differently, we will vote valid proxies FOR the approval of the compensation paid by the Corporation to its Named Executive Officers.

2021 PROXY STATEMENT

Please note that if you hold your shares in Street name, your broker is not able to vote on your behalf with respect to the approval of the compensation paid by the Corporation to its Named Executive Officers without specific voting instructions from you. As a result, it is important that, if you are a stockholder in Street name, you provide instructions to your broker or vote your shares as provided in this proxy statement.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

2021 PROXY STATEMENT

DISCLOSURE OF THE CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Regulation S-K (the “Regulation”), we are providing the following information about the relationship between the annual total compensation of our Chief Executive Officer and that of our median employee:

To determine its median employee for purposes of the CEO pay ratio, Domtar analyzed its employee population (excluding the CEO) of approximately 8,800 full-, part-time and temporary employees across the U.S., Canada, Europe and Asia as of December 1, 2020. The median employee was identified using base compensation, which we determined reasonably reflects the annual compensation and is consistently applied to all our employees. The calculation of total compensation of the CEO and the median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” on page 45.

In 2020, Domtar CEO’s total compensation was $6,720,187 and the total compensation of Domtar’s median employee was $85,350. The resulting ratio of total compensation of the CEO to our median employee is 79:1. This ratio is a reasonable estimate calculated in a manner consistent with the Regulation.

The applicable rules provide issuers with a great degree of flexibility in determining the methodology and related assumptions in identifying their median employee and calculating the ratio. As a result, the pay ratio we have disclosed in this proxy statement may not be comparable to pay ratios disclosed by other companies.

2021 PROXY STATEMENT

AUDIT COMMITTEE REPORT CONCERNING FINANCIAL MATTERS

The Audit Committee’s primary responsibility is the oversight of the Corporation’s financial reporting process on behalf of the Board of Directors. Management is responsible for establishing and maintaining the Corporation’s internal controls, for preparing the financial statements, and for the public reporting process. The independent registered public accounting firm is responsible for performing an audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The independent registered public accounting firm also issues a report on the effectiveness of the Corporation’s internal control over financial reporting. The Audit Committee reviews the work of management and has direct responsibility for retention of the independent registered public accounting firm on behalf of the Board of Directors.

On behalf of the Board of Directors, the Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm to audit the Corporation’s consolidated financial statements and the Corporation’s internal control over financial reporting for the year ended December 31, 2020.

In conjunction with the activities performed by the Audit Committee in its oversight role, it has issued the following report as of February 23, 2021:

(1)

The Audit Committee has reviewed and discussed with management of the Corporation and PwC the audited financial statements as of and for the year ended December 31, 2020. In addition, the Audit Committee reviewed and discussed with management, management’s assessment and report on the effectiveness of the Corporation’s internal controls over financial reporting and PwC’s attestation report on the effectiveness of the Corporation’s internal controls over financial reporting. These discussions included meetings with PwC without representatives of management being present.

(2)

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 1301 (Communication with Audit Committees) as amended (AICPA, Professional Standards, AU Section 380), and in effect on the date of this report, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)

The Audit Committee has discussed with PwC its independence from the Corporation, and the Audit Committee has received from PwC, as required by applicable requirements of the Public Company Accounting Oversight Board:

(i)

a written disclosure, indicating all relationships, if any, between PwC and its related entities and the Corporation and its related entities which, in PwC’s professional judgment, reasonably may be thought to bear on PwC’s independence, and

(ii)	a letter from PwC confirming that, in its professional judgment, it is independent of the Corporation within the meaning of the securities acts administered by the SEC.

(iii)	The Audit Committee has determined that PwC’s provision of audit and non-audit services to the Corporation is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

THE AUDIT COMMITTEE:

David G. Maffucci, Chair

David J. Illingworth

Mary A. Winston

2021 PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Corporation’s fees for services performed by its independent auditor, PricewaterhouseCoopers LLP, (“PwC”) during fiscal years 2020 and 2019 were:

	2020	2019

Audit fees(1)	$4,129,371	$3,245,736

Audit-related fees	$65,789	$103,968

Tax fees(2)	$256,550	$195,450

All other fees(3)	$8,452	$168,566

Total	$4,460,162	$3,713,720

(1)

Audit fees were primarily for services rendered in connection with the audit of the financial statements included in the Annual Report of the Corporation on Form 10-K, and reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting. This caption also includes audit fees for separate audit opinions for stand-alone audits of 100% owned subsidiaries of the Corporation.

(2)	Tax fees related to tax compliance, tax planning and tax advice.
(3)	The 2020 and 2019 fees included amounts for license fees for an accounting and reporting research tool.

The Audit Committee has established policies requiring its pre-approval of audit and non-audit services provided by the independent registered public accounting firm. The policies require that the Committee annually pre-approve specifically described audit and audit-related services. For the annual pre-approval, the Committee approves categories of audit services and audit-related services, and related fee budgets. For all pre-approvals, the Audit Committee considers whether such services impair the independence of the Corporation’s independent registered public accounting firm. In accordance with its policies, the Audit Committee has delegated pre-approval authority to David G. Maffucci, in his capacity as Chairman of the Audit Committee. All audit and non-audit fees were approved pursuant to the policy in 2020 and 2019.

2021 PROXY STATEMENT

ITEM 3  — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the Corporation for the year 2021.

PwC has served as the Corporation’s independent registered public accounting firm since 2007. PwC was the independent auditor of Domtar Inc. prior to March 7, 2007.

Although we are not required to have our stockholders ratify the selection of PwC as our independent registered public accounting firm, the Board of Directors requests ratification of this appointment by the stockholders as a matter of good corporate practice. A representative of PwC will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation in 2021.

2021 PROXY STATEMENT

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

ANNUAL REPORT FOR 2020

Copies of the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2020 are being furnished concurrently with this proxy statement to persons who were stockholders of record as of March 8, 2021, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies. We hereby incorporate by reference into this proxy statement “Item 10: Directors and Executive Officers of the Registrant” of our annual report on Form 10-K for the fiscal year ended December 31, 2020.

By Order of the Board of Directors,

Razvan L. Theodoru
Vice-President, Corporate Law and Secretary

Fort Mill, South Carolina

March 25, 2021

2021 PROXY STATEMENT

Domtar Corporation

Reconciliation of Non-GAAP Financial Measures

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Earnings from continuing operations before items”, “Earnings from continuing operations before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization”. Management believes that the financial metrics are useful to understand our operating performance and benchmark with peers within the industry. The Company calculates “Earnings (loss) from continuing operations before items” and “EBITDA before items” by excluding the after-tax (pre-tax) effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

			2018	2019	2020

Reconciliation of “Earnings from continuing operations before items” to Net earnings (loss)

	Net earnings (loss)	($)	283	84	(127)

(-)	(Earnings) Loss from discontinued operations, net of taxes	($)	(2)	1	(18)

(+)	Pension settlement loss	($)	–	22	–

(+)	Impairment of long-lived assets	($)	–	25	83

(+)	Closure and restructuring costs	($)	–	17	63

(+)	Litigation settlement	($)	2	–	–

(-)	Net gains on disposals of property, plant and equipment	($)	(3)	–	–

(-)	U.S. Tax Reform	($)	(2)	–	–

(=)	Earnings from continuing operations before items	($)	278	149	1

(/)	Weighted avg. number of common shares outstanding (diluted)	(millions)	63.1	61.4	55.4

(=)	Earnings from continuing operations before items per diluted share	($)	4.41	2.43	0.02

Reconciliation of “EBITDA” and “EBITDA before items” to Net earnings (loss)

	Net earnings (loss)	($)	283	84	(127)

(-)	(Earnings) Loss from discontinued operations, net of taxes	($)	(2)	1	(18)

(+)	Equity loss, net of taxes	($)	2	2	3

(+)	Income tax expense (benefit)	($)	68	17	(76)

(+)	Interest expense, net	($)	62	52	58

(+)	Depreciation and amortization	($)	241	231	223

(+)	Impairment of long-lived assets	($)	–	32	136

(-)	Net gains on disposals of property, plant and equipment	($)	(4)	–	(1)

(=)	EBITDA	($)	650	419	198

(/)	Sales	($)	4,565	4,369	3,652

(=)	EBITDA margin	(%)	14%	10%	5%

	EBITDA	($)	650	419	198

(+)	Pension settlement loss	($)	–	30	–

(+)	Closure and restructuring costs	($)	–	22	99

(+)	Litigation settlement	($)	2	–	–

(=)	EBITDA before items	($)	652	471	297

(/)	Sales	($)	4,565	4,369	3,652

(=)	EBITDA margin before items	(%)	14%	11%	8%

2021 PROXY STATEMENT

			2018	2019	2020

Reconciliation of “Free cash flow” to Cash flow from operating activities

	Cash flow from operating activities	($)	554	442	411

(-)	Additions to property, plant and equipment	($)	(195)	(255)	(175)

(=)	Free cash flow	($)	359	187	236

“Net debt-to-total capitalization” computation

	Bank indebtedness	($)	–	9	–

(+)	Long-term debt due within one year	($)	1	1	13

(+)	Long-term debt	($)	852	937	1,084

(=)	Debt	($)	853	947	1,097

(-)	Cash and cash equivalents	($)	(111)	(61)	(309)

(=)	Net debt	($)	742	886	788

(+)	Shareholders’ equity	($)	2,538	2,376	2,260

(=)	Total capitalization	($)	3,280	3,262	3,048

	Net debt	($)	742	886	788

(/)	Total capitalization	($)	3,280	3,262	3,048

(=)	Net debt-to-total capitalization	(%)	23%	27%	26%

“Earnings from continuing operations before items”, “Earnings from continuing operations before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements, thereby leading to different measures for different companies.

2021 PROXY STATEMENT

Domtar Corporation

Reconciliation of Non-GAAP Financial Measures – By Segment

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” by reportable segment. Management believes that the financial metrics are useful to understand our operating performance and benchmark with peers within the industry. The Company calculates the segmented “Operating income (loss) before items” by excluding the pre-tax effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

			Pulp and Paper			Corporate
			2018	2019	2020	2018	2019	2020

Reconciliation of Operating income (loss) to “Operating income (loss) before items”

	Operating income (loss)	($)	442	226	(143)	(47)	(47)	(34)

(+)	Impairment of long-lived assets	($)	–	32	136	–	–	–

(-)	Net gains on disposals of property, plant and equipment	($)	(4)	–	–	–	–	–

(+)	Closure and restructuring costs	($)	–	22	96	–	–	3

(+)	Litigation settlement	($)	–	–	–	2	–	–

(=)	Operating income (loss) before items	($)	438	280	89	(45)	(47)	(31)

Reconciliation of “Operating income (loss) before items” to “EBITDA before items”

	Operating income (loss) before items	($)	438	280	89	(45)	(47)	(31)

(+)	Pension settlement loss	($)	–	30	–	–	–	–

(+)	Non-service components of net periodic benefit cost	($)	19	(20)	19	(1)	(3)	(2)

(-)	Net gains on disposals of property, plant and equipment	($)	–	–	(1)	–	–	–

(+)	Depreciation and amortization	($)	241	231	223	–	–	–

(=)	EBITDA before items	($)	698	521	330	(46)	(50)	(33)

(/)	Sales	($)	4,565	4,369	3,652	–	–	–

(=)	EBITDA margin before items	(%)	15%	12%	9%	–	–	–

“Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements, thereby leading to different measures for different companies.

2021 PROXY STATEMENT

Domtar
Using a	black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual	Meeting Proxy Card
IF	VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals - The Board of Directors recommend a vote FOR all Proposals.
1.	Election of seven Directors:
For	Against Abstain
01	- Giannella Alvarez
04	- Brian M. Levitt
07	- John D. Williams
02	- Robert E. Apple
05	- David G. Maffucci
For	Against Abstain
03	- David J. Illingworth
06	- Denis Turcotte
For	Against Abstain
2.	Say-on-Pay – An advisory vote to approve named executive officer compensation.
For	Against Abstain
3.	The ratification of the appointment of
PricewaterhouseCoopers	LLP as the Corporation’s independent public accounting firm for the 2021 fiscal year.
For	Against Abstain
The	transaction of any other business that may properly be brought before the annual meeting.
B	Authorized Signatures - This section must be completed for your vote to be counted. — Date and Sign Below
Please	sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator,
corporate	officer, trustee, guardian, or custodian, please give full title.
Date	(mm/dd/yyyy) - Please print date below.
Signature	1 - Please keep signature within the box.
Signature	2 - Please keep signature within the box.
1	UPX 490111
03EB0B	+

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy - Domtar Corporation
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 5, 2021.
The undersigned hereby appoints Robert E. Apple, John D. Williams and Nancy Klembus and each of them, proxies, with full power of substitution, to vote all shares of common stock of the undersigned in Domtar Corporation at the annual meeting of stockholders to be held on Wednesday, May 5, 2021, beginning at 7:45 a.m. (ET) virtually, and any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.
The Board of Directors recommends a vote FOR all of the proposals, as listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.
Please sign and return promptly in the enclosed envelope.

DOMTAR
ENDORSEMENT_LINE SACKPACK
000004
C123456789
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Online
Go to www.envisionreports.com/ufs
or scan the QR code - login details are
located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within
the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas.
Annual Meeting Proxy Card
1234 5678 9012 345
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
+ Proposals - The Board of Directors recommend a vote A FOR all Proposals.
1. Election of seven Directors:
For Against Abstain
01 - Giannella Alvarez
04 - Brian M. Levitt
07 - John D. Williams
02 - Robert E. Apple
05 - David G. Maffucci
For Against Abstain
03 - David J. Illingworth
06 - Denis Turcotte
For Against Abstain
2. Say-on-Pay – An advisory vote to approve named executive
officer compensation
For Against Abstain
3. The ratification of the appointment of
PricewaterhouseCoopers LLP as the Corporation’s independent
public accounting firm for the 2021 fiscal year.
For Against Abstain
The transaction of any other business that may properly be brought before the annual meeting.
B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.
C 1234567890
7 2 A M
4 9 0 1 1 1
J N T
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
03E8NB
+

The 2021 Annual Meeting of Stockholders of Domtar Corporation will be held on
Wednesday, May 5, 2021 at 7:45 am. ET, virtually via the internet at www.meetingcenter.io/289149592.
To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.
The password for this meeting is - UFS2021.
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy - Domtar Corporation
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 5, 2021.
The undersigned hereby appoints Robert E. Apple, John D. Williams and Nancy Klembus and each of them, proxies, with full power of substitution, to vote all shares of common stock of the undersigned in Domtar Corporation at the annual meeting of stockholders to be held on Wednesday, May 5, 2021, beginning at 7:45 a.m. (ET) virtually, and any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares in accordance with the Directors’
recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.
The Board of Directors recommends a vote FOR all of the proposals, as listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.
Please sign and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone or through the internet.
C Non-Voting Items
Change of Address - Please print new address below.
+